EXHIBIT 10.7

TENTH AMENDMENT TO CREDIT AGREEMENT AND JOINDER

THIS TENTH AMENDMENT TO CREDIT AGREEMENT AND JOINDER (this “Agreement”), dated as of November 3, 2021, is entered into by and among BURGERFI INTERNATIONAL, INC., a Delaware corporation (“Parent”), PLASTIC TRIPOD, INC., a Delaware corporation (“PTI” and together with Parent, each a “Borrower” and collectively, the “Borrowers”), HOT AIR, INC., a Delaware corporation (“Hot Air”), the Subsidiaries of Hot Air party hereto and described on the signature pages as the Existing Guarantors (together with Hot Air, each an “Existing Guarantor” and collectively, the “Existing Guarantors”), certain Subsidiaries of Parent party hereto and described on the signature pages as the Joining Guarantors (each a “Joining Guarantor” and collectively, the “Joining Guarantors”), the Lenders party hereto, and REGIONS BANK, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), collateral agent for the Lenders (in such capacity, the “Collateral Agent”), Swingline Lender, and Issuing Bank.

RECITALS

WHEREAS, PTI, the Existing Guarantors, the Lenders from time to time party thereto, the Administrative Agent, the Collateral Agent, the Swingline Lender, and the Issuing Bank are parties to that certain Credit Agreement dated as of December 15, 2015 (as amended by that certain First Amendment to Credit Agreement dated as of March 31, 2017, that certain Second Amendment to Credit Agreement dated as of March 9, 2018, that certain Third Amendment to Credit Agreement dated as of March 29, 2019, that certain Fourth Amendment and Waiver dated as of October 30 2019, that certain Forbearance Agreement and Fifth Amendment to Credit Agreement dated as of March 25, 2020, that certain Sixth Amendment to Credit Agreement dated as of March 30, 2020, that certain Seventh Amendment to Credit Agreement dated as of May 15, 2020, that certain Eighth Amendment to Credit Agreement dated as of May 19, 2020, that certain Ninth Amendment to Credit Agreement and Waiver dated as of April 1, 2021, and as further amended, modified, extended, restated, replaced, or supplemented in writing from time to time, the “Credit Agreement”).

WHEREAS, pursuant to that certain letter agreement dated as of October 8, 2021 (the “Consent Letter”): (a) PTI and the Existing Guarantors informed the Administrative Agent and the Lenders that (i) Cardboard Box intended to sell, and Parent intended to acquire, 100% of the Equity Interests of Hot Air and its Subsidiaries on the terms set forth in the ACFP Purchase Agreement (as defined below) (such transaction, the “ACFP Acquisition”), and (ii) Parent and its Subsidiaries intended to join the Credit Documents as a co-borrower and as guarantors, respectively, in each case contemporaneously with the consummation of the ACFP Acquisition; (b) at the request of PTI and the Existing Guarantors, the Lenders consented to the ACFP Acquisition and, in connection therewith, waived the Events of Default that would otherwise arise pursuant to (i) Section 9.1(k) of the Credit Agreement as a result of the ACFP Acquisition constituting a Change of Control and (ii) Sections 8.10 and 9.1(c) of the Credit Agreement as a result of the ACFP Acquisition, in each case without the Lenders’ provision of such consent; and (c) at the request of PTI and the Existing Guarantors, the Administrative Agent, the Collateral Agent, the Lenders, the Swingline Lender, and the Issuing Bank committed to execute and close an amendment to the Credit Agreement on the terms described in the Consent Letter contemporaneously with the consummation of the ACFP Acquisition.

WHEREAS, pursuant to that certain Amended and Restated Stock Purchase Agreement, dated November 3, 2021, by and among Parent, Hot Air, and Cardboard Box (the “ACFP Purchase Agreement”), Parent has consummated the ACFP Acquisition and has acquired from Cardboard Box 100% of the Equity Interests of Hot Air and its Subsidiaries, including PTI.

WHEREAS, in accordance with the Consent Letter, (a) the Credit Agreement and certain of the Credit Documents will be amended or amended and restated, as the case may be, and (b) Parent and its Subsidiaries not party to the Credit Documents will join the Credit Documents as a co-borrower and as guarantors, respectively, in each case pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement (as in effect immediately after giving effect to the transactions contemplated hereby). The rules of interpretation set forth in Section 1.3(a) of the Credit Agreement are applicable to this Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“ACFP Acquisition” has the meaning set forth in the Recitals.

“ACFP Purchase Agreement” has the meaning set forth in the Recitals.

“Administrative Agent” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Borrower” and “Borrowers” have the meanings set forth in the preamble.

“Collateral Agent” has the meaning set forth in the preamble.

“Consent Letter” has the meaning set forth in the Recitals.

“Credit Agreement” has the meaning set forth in the Recitals.

“Credit Parties” means, collectively, the Existing Credit Parties and the Joining Credit Parties, and “Credit Party” means any of them, individually.

“Effective Date” has the meaning set forth in Section 10 hereto.

“Existing Credit Parties” means, collectively, PTI and each Existing Guarantor, and “Existing Credit Party” means any of them, individually.

“Existing Guarantor” and “Existing Guarantors” have the meanings set forth in the preamble.

“Hot Air” has the meaning set forth in the preamble.

“Joining Credit Parties” means, collectively, Parent and each Joining Guarantor, and “Joining Credit Party” means any of them, individually.

“Joining Guarantor” and “Joining Guarantors” have the meanings set forth in the preamble.

“Lender Party” has the meaning set forth in Section 12 hereto.

“Parent” has the meaning set forth in the preamble.

“PTI” has the meaning set forth in the preamble.

2. Estoppels, Consents, Acknowledgements, and Reaffirmations from the Existing Credit Parties.

(a) Estoppel (Loans Other Than Delayed Draw Term Loan). Each Existing Credit Party hereby acknowledges and agrees that, as of November 3, 2021 immediately prior to the effectiveness of this Agreement, (i) the Outstanding Amount of the Revolving Loans was $2,500,000.00, (ii) the Outstanding Amount of the Term Loan was $66,851,356.85, (iii) the Outstanding Amount of the Swingline Loans was $0.00, and (iv) the Outstanding Amount of the Letter of Credit Obligations was $0.00, each of which constitutes a valid and subsisting obligation, as a borrower or a guarantor, as applicable, of each Existing Credit Party, jointly and severally, owed to the Lenders (other than the Delayed Draw Term Loan Lenders) that is not subject to any credits, offsets, defenses, claims, counterclaims, or adjustments of any kind.

(b) Estoppel (Delayed Draw Term Loan). Each Existing Credit Party hereby acknowledges and agrees that, as of November 3, 2021 immediately prior to the effectiveness of this Agreement, the Outstanding Amount of the Delayed Draw Term Loan was $10,000,000.00, which constitutes a valid and subsisting obligation, as a borrower or a guarantor, as applicable, of each Existing Credit Party, jointly and severally, owed to the Delayed Draw Term Loan Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims, or adjustments of any kind.

(c) Consents, Acknowledgements, and Reaffirmations. Each Existing Credit Party hereby: (i) acknowledges and consents to this Agreement and the terms and provisions hereof; (ii) reaffirms the covenants and agreements contained in each Credit Document to which such Person is party, including, in each case, as such covenants and agreements may be modified by this Agreement and the transactions contemplated hereby; (iii) reaffirms that each of the Liens created and granted in or pursuant to the Credit Documents in favor of the Collateral Agent for the benefit of the holders of the Obligations is valid and subsisting, and acknowledges and agrees that this Agreement shall in no manner impair or otherwise adversely affect such Liens; and (iv) confirms that each Credit Document to which such Person is a party is and shall continue to be in full force and effect and the same is hereby ratified and confirmed in all respects, except that upon the effectiveness of this Agreement, all references in such Credit Documents to the “Credit Agreement”, “thereunder”, “thereof”, or words of like import shall mean the Credit Agreement and the other Credit Documents, as the case may be, as in effect and as modified by this Agreement.

3. Joinder of Joining Credit Parties; Estoppels from the Joining Credit Parties.

(a) Parent’s Joinder to Credit Documents. Parent hereby acknowledges, agrees, and confirms that, by its execution of this Agreement, Parent will be deemed to be a party to the Credit Agreement and each other Credit Document to which the “Borrowers” are party and a “Borrower” for all purposes of the Credit Agreement and the other Credit Documents, in each case as amended hereby, and shall have all of the obligations of a “Borrower” thereunder as if it had executed the Credit Agreement and each other Credit Document to which the “Borrowers” are party, in each case as amended hereby. Parent hereby ratifies, as of the Effective Date, and agrees to be bound by, all of the terms, provisions, and conditions applicable to any “Borrower” contained in the Credit

Agreement or any other Credit Document, in each case as amended hereby. Without limiting the generality of the foregoing terms of this Section 3(a), Parent hereby, jointly and severally together with the other Borrowers (including PTI), promises to each holder of the Obligations, in each case as provided in the Credit Agreement (as amended hereby), the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise) strictly in accordance with the terms thereof.

(b) Joining Guarantors’ Joinder to Credit Documents. Each Joining Guarantor acknowledges, agrees, and confirms that, by its execution of this Agreement, such Joining Guarantor will be deemed to be a party to the Credit Agreement and each other Credit Document to which the “Guarantors” are party and a “Guarantor” for all purposes of the Credit Agreement and the other Credit Documents, in each case as amended hereby, and shall have all of the obligations of a “Guarantor” thereunder as if it had executed the Credit Agreement and each other Credit Document to which the “Guarantors” are party, in each case as amended hereby. Each Joining Guarantor hereby ratifies, as of the Effective Date, and agrees to be bound by, all of the terms, provisions, and conditions applicable to any “Guarantor” contained in the Credit Agreement or any other Credit Document, in each case as amended hereby. Without limiting the generality of the foregoing terms of this Section 3(b), each Joining Guarantor hereby, jointly and severally together with the other Guarantors (including the Existing Guarantors and the other Joining Guarantors), guarantees to each holder of the Obligations, in each case as provided in Section 4 of the Credit Agreement (as amended hereby), the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise) strictly in accordance with the terms thereof.

(c) Estoppel (Loans Other Than Delayed Draw Term Loan). Each Joining Credit Party hereby acknowledges and agrees that, as of November 3, 2021 immediately prior to the effectiveness of this Agreement, (i) the Outstanding Amount of the Revolving Loans was $2,500,000.00, (ii) the Outstanding Amount of the Term Loan was $66,851,356.85, (iii) the Outstanding Amount of the Swingline Loans was $0.00, and (iv) the Outstanding Amount of the Letter of Credit Obligations was $0.00, each of which constitutes, after giving effect to this Agreement, a valid and subsisting obligation, as a borrower or a guarantor, as applicable, of each Joining Credit Party, jointly and severally, owed to the Lenders (other than the Delayed Draw Term Loan Lenders) that is not subject to any credits, offsets, defenses, claims, counterclaims, or adjustments of any kind.

(d) Estoppel (Delayed Draw Term Loan). Each Joining Credit Party hereby acknowledges and agrees that, as of November 3, 2021 immediately prior to the effectiveness of this Agreement, the Outstanding Amount of the Delayed Draw Term Loan was $10,000,000.00, which constitutes, after giving effect to this Agreement, a valid and subsisting obligation, as a borrower or a guarantor, as applicable, of each Joining Credit Party, jointly and severally, owed to the Delayed Draw Term Loan Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims, or adjustments of any kind.

4. LIBOR Breakage. The Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for the calculation of such amounts due hereunder), for all reasonable out-of-pocket losses, expenses, and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans (as defined in the Credit Agreement without giving effect to the transactions contemplated hereby) and any loss, expense, or liability sustained by such Lender in connection with the liquidation or reemployment of such funds but excluding loss of anticipated profits) which such Lender sustains if any prepayment or other principal payment of, or any conversion from a floating rate to a fixed rate of, any of its Adjusted LIBOR Rate Loans occurs on or about the Effective Date to the extent it is on any day other than the last day of an Interest Period (as defined in the Credit Agreement without giving effect to the transactions contemplated hereby) applicable to that Loan. The Borrowers shall make such payment to each such requesting Lender within five (5) Business Days of their receipt of such request from such Lender. Each Lender’s calculation of the amount due hereunder shall be presumed to be correct absent manifest error.

5. Amended Credit Agreement. The Credit Agreement (but excluding the Appendices, Schedules and Exhibits thereto) is hereby amended in its entirety to read in the form attached hereto as Appendix A.

6. Amended Appendices to Credit Agreement. Appendix B, Appendix C, and Appendix D to the Credit Agreement are each hereby amended in their entirety to read in the form attached hereto as Appendix B, Appendix C, and Appendix D, respectively.

7. Amended Schedules to Credit Agreement. Schedule 1.1 to the Credit Agreement is hereby deleted in its entirety. Schedule 6.10(b), Schedule 6.14, Schedule 6.21, Schedule 8.1, Schedule 8.2, and Schedule 8.6 to the Credit Agreement are each hereby amended in their entirety to read in the form attached hereto as Schedule 6.10(b), Schedule 6.14, Schedule 6.21, Schedule 8.1, Schedule 8.2, Schedule 8.6, respectively.

8. Amended Exhibits to Credit Agreement. Exhibit 2.8 to the Credit Agreement is hereby deleted in its entirety. Exhibit 1.1, Exhibit 2.1, Exhibit 2.3, Exhibit 2.5-1, Exhibit 2.5-2, Exhibit 2.5-3, Exhibit 2.5-4, Exhibit 3.3, Exhibit 7.1(c), Exhibit 7.13, and Exhibit 11.5 are each hereby amended in their entirety to read in the form attached hereto as Exhibit 1.1, Exhibit 2.1, Exhibit 2.3, Exhibit 2.5-1, Exhibit 2.5-2, Exhibit 2.5-3, Exhibit 2.5-4, Exhibit 3.3, Exhibit 7.1(c), Exhibit 7.13, and Exhibit 11.5, respectively.

9. Fees and Expenses. Without in any way limiting the obligations of the Credit Parties under the Credit Documents, including Section 11.2 of the Credit Agreement (as amended hereby), the Credit Parties shall on the Effective Date, and thereafter within ten (10) Business Days of any written demand therefor, reimburse the Administrative Agent for the reasonable, documented, and invoiced fees and expenses incurred by the Administrative Agent in connection with this Agreement, the Credit Agreement, and the other Credit Documents (including the reasonable, documented, and invoiced fees and expenses of Moore & Van Allen PLLC, as counsel to the Administrative Agent, and of Gulf Atlantic Capital Corporation in connection with the preparation of an enterprise valuation of the Borrowers on a consolidated basis).

10. Conditions Precedent. This Agreement shall be effective on the date (the “Effective Date”) that each of the following conditions have been satisfied or waived by the Administrative Agent and each Lender, in each case as determined by the Administrative Agent and each Lender in their sole discretion:

(a) Executed Agreement. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Administrative Agent, the Collateral Agent, the Lenders, and the Issuing Bank.

(b) Executed Amended and Restated Credit Documents. The Administrative Agent shall have received executed counterparts of the amended and restated Notes and the amended and restated Pledge and Security Agreement, in each case in form and substance satisfactory to the Administrative Agent and the Lenders and duly executed by the appropriate parties thereto.

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(c) Organizational Documents. The Administrative Agent shall have received certified articles of incorporation or organization (or equivalent), good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party), certified copies of bylaws, operating agreements, partnership agreements, and other Organizational Documents of the Credit Parties, customary authorizing resolutions of the appropriate governing body of each Credit Party, and customary incumbency certificates for each Credit Party; provided that to the extent that any of the foregoing (other than customary authorizing resolutions) has previously been delivered to the Administrative Agent by a Credit Party, then an Authorized Officer of such Credit Party may deliver a certificate certifying that such Credit Party has not modified its bylaws, operating agreement, partnership agreement, or other Organizational Document since the Closing Date (or such later date that such documents were delivered to the Administrative Agent).

(d) Legal Opinions; Insurance Certificates. The Administrative Agent shall have received: (i) customary opinions of counsel for the Joining Credit Parties (which shall cover, among other things, authority, legality, validity, binding effect, and enforceability of the Credit Agreement and the other Credit Documents with respect to the Joining Credit Parties, and which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent, the Collateral Agent, and the Lenders); and (ii) customary insurance certificates with respect to the Joining Credit Parties, their Subsidiaries, and their respective assets.

(e) Personal Property Collateral. Receipt by the Collateral Agent of the following: (i) such UCC financing statements necessary or appropriate to perfect the Liens in the personal property of the Joining Credit Parties that constitute Collateral (upon giving effect to the transactions contemplated hereby), as determined by the Collateral Agent; (ii) such patent, trademark and copyright notices, filings, and recordations necessary or appropriate to perfect the Liens in intellectual property and intellectual property rights of the Joining Credit Parties, as determined by the Collateral Agent; provided that nothing in this Agreement shall require any Joining Credit Party to make any filings or take any actions to record or perfect the Collateral Agent’s Liens in any intellectual property or intellectual property rights outside of the United States; (iii) to the extent in Parent’s possession on or prior to the Effective Date, original certificates evidencing any certificated Equity Interests pledged as collateral, together with undated stock transfer powers executed in blank; and (iv) confirmation that all filing and recording fees and taxes shall have been duly paid.

(f) ACFP Acquisition. The ACFP Acquisition shall have been consummated in accordance with the terms of the ACFP Purchase Agreement, without giving effect to any amendment, waiver, modification, supplement, or consent of or to the ACFP Purchase Agreement (or any exhibit or schedule thereto) that is materially adverse to the interests of the Lenders (in their capacities as such) without the prior written consent of each Lender, such consent not to be unreasonably withheld, delayed, or conditioned, and receipt by the Administrative Agent of an executed copy of the ACFP Purchase Agreement certified by Parent as being true and complete as of the Effective Date.

(g) Series A Preferred Convertible Preferred Stock. The Series A Convertible Preferred Stock shall have been issued to Cardboard Box in connection with the ACFP Acquisition in form and substance reasonably satisfactory to each Lender, and receipt by the Administrative Agent of an executed copy thereof certified by Parent as being true and complete as of the Effective Date.

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(h) Existing Indebtedness of Joining Credit Parties. The Administrative Agent shall have received evidence that all existing Indebtedness of the Joining Credit Parties (excluding any Indebtedness permitted pursuant to Section 8.1 of the Credit Agreement after giving effect to the transactions contemplated hereby) shall be repaid in full and terminated and all Liens securing obligations thereunder released concurrently with the Effective Date.

(i) KYC Matters. The Lenders and the Administrative Agent shall have received, at least 3 Business Days prior to the Effective Date, all documentation and other information that the Administrative Agent or any Lender determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and that the Administrative Agent or any Lender has requested at least five (5) Business Days prior to the Effective Date.

(j) Termination of Management Agreement. The Administrative Agent shall have received documents terminating the Management Agreement (as defined in the Credit Agreement without giving effect to the transactions contemplated hereby) and releasing the Credit Parties from all obligations due and owing thereunder, which documents shall be in form and substance reasonably satisfactory to the Administrative Agent, duly executed by ACFP Management, the Sponsor (as defined in the Credit Agreement without giving effect to the transactions contemplated hereby), and the other Management Companies (as defined in the Credit Agreement without giving effect to the transactions contemplated hereby), and certified by Parent as being true and complete as of the Effective Date.

(k) Closing Date and Solvency Certificate. The Administrative Agent shall have received a certification from the chief financial officer of Parent, in form and substance satisfactory to the Administrative Agent, setting forth a representation that each Borrower, individually, and the Credit Parties and their Subsidiaries taken as a whole on a consolidated basis are, and after giving effect to the ACFP Acquisition and the other transactions to occur on the Effective Date will be, Solvent and confirming among other things that: (i) the ACFP Acquisition has been consummated in accordance with the terms of the ACFP Purchase Agreement and the copy of the ACFP Purchase Agreement that the Borrowers delivered to the Administrative Agent is true and complete as of the Effective Date; (ii) the Series A Convertible Preferred Stock of Parent has been issued to Cardboard Box in connection with the ACFP Acquisition and the copy of the certificate of designation thereof that the Borrowers delivered to the Administrative Agent is true and complete as of the Effective Date; (iii) the Management Agreement (as defined in the Credit Agreement without giving effect to the transactions contemplated hereby) has been terminated and the Credit Parties have been released from all obligations due and owing thereunder, and the Borrowers have delivered to the Administrative Agent copies of all of the documents effectuating such termination and release, each of which are true and complete as of the Effective Date; and (iv) after giving effect to the ACFP Acquisition and the other transactions to occur on the Effective Date, including the principal paydown required in respect of the Term Loan as set forth in this Agreement, the aggregate unrestricted cash of the Credit Parties is not less than $20,000,000.

(l) Term Loan Prepayment. The Administrative Agent shall have received payment from the Borrowers in an amount equal to $8,276,427.37, which payment the Administrative Agent shall apply ratably for the benefit of the Lenders to the Outstanding Amount of the Term Loan.

(m) Accrued Interest and Fees. The Administrative Agent shall have received payment from the Borrowers, for the ratable benefit of the Lenders (other than the Delayed Draw Term Loan Lenders), in an amount equal to the sum of (i) accrued and unpaid interest in respect of the Loans plus (ii) accrued and unpaid fees due to the Lenders pursuant to Section 2.10 of the Credit Agreement.

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(n) Lenders’ Amendment Fee. The Administrative Agent shall have received, for the ratable benefit of the Lenders (other than the Delayed Draw Term Loan Lenders), in immediately available funds a one-time fee in an amount equal to 10 basis points (0.10%) of the sum of (i) the Outstanding Amount of the Term Loan as of the Effective Date plus (ii) the amount of the Aggregate Revolving Commitments as of the Effective Date.

(o) Administrative Agent’s Fees and Expenses. The Administrative Agent shall have: (i) been paid all fees payable to the Administrative Agent required to be paid on the Effective Date pursuant to the Amendment Fee Letter (as defined in the Consent Letter); and (ii) received reimbursement from the Borrowers for all of the Administrative Agent’s reasonable, documented, and invoiced (at least one (1) Business Day prior to the Effective Date) fees and expenses incurred in connection with the Consent Letter, this Agreement, the Credit Agreement, and the other Credit Documents (including the reasonable, documented, and invoiced fees and expenses of Moore & Van Allen PLLC, as counsel to the Administrative Agent, and of Gulf Atlantic Capital Corporation assisting counsel).

11. Representations of Credit Parties. Each Credit Party represents and warrants to the Administrative Agent and the Lenders as follows:

(a) Each Credit Party (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing, and could not be reasonably expected to have, a Material Adverse Effect; provided that the failure of any of the following entities to not be in good standing in any jurisdiction shall not constitute a breach of this representation: Anthony’s Coal Fired Pizza of Englewood LLC, Anthony’s Coal Fired Pizza of Newton LLC, and Anthony’s Coal Fired Pizza of Great Neck, LLC.

(b) This Agreement has been duly executed and delivered by each Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

(c) The execution, delivery, and performance by the Credit Parties of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not: (i) violate in any material respect any provision of any Applicable Laws relating to any Credit Party, any of the Organizational Documents of any Credit Party, or any order, judgment, or decree of any court or other agency of government binding on any Credit Party; or (ii) require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (A) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date or the Effective Date, as the case may be, (B) those consents, approvals, notices or other actions, the failure of which to obtain or make would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (C) other filings, recordings or consents which have been obtained or made, as applicable.

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(d) After giving effect to this Agreement, those representations and warranties set forth in Section 6.15 of the Credit Agreement are true and correct in all respects as of the Effective Date.

(e) Each Borrower, individually, and the Credit Parties and their Subsidiaries taken as a whole on a consolidated basis are, and after giving effect to the ACFP Acquisition and the other transactions to occur on the Effective Date will be, Solvent.

(f) There exists no Indebtedness of any Credit Party except to the extent permitted by Section 8.1 of the Credit Agreement (as amended hereby).

(g) After giving effect to the ACFP Acquisition and the other transactions to occur on the Effective Date, including the principal paydown required in respect of the Term Loan as set forth in this Agreement, the aggregate unrestricted cash of the Credit Parties shall not be less than $20,000,000.

(h) The parties executing this Agreement: (i) as Existing Guarantors include each Subsidiary of any Existing Credit Party that is required pursuant to Section 7.13 of the Credit Agreement to become a Credit Party as of the date hereof; and (ii) as Joining Guarantors include each Subsidiary of Parent not constituting an Existing Guarantor.

12. Release. Each Credit Party hereby releases and forever discharges the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank, each Lender, and their respective predecessors, successors, assigns, attorneys, and Related Parties (each and every of the foregoing, a “Lender Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions, and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Credit Documents through the Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, whether liquidated or unliquidated, whether absolute or contingent, whether foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any Lender Party.

13. No Actions, Claims. Each Credit Party represents, warrants, acknowledges, and confirms that, as of the date hereof, it has no knowledge of any action, cause of action, claim, demand, damage, or liability of whatever kind or nature, in law or in equity, it has against any Lender Party arising from any action by such Persons, or failure of such Persons to act, under or in connection with any of the Credit Documents.

14. Incorporation of Agreement. Except as specifically modified herein, the terms of the Credit Documents shall remain in full force and effect. The execution, delivery, and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of the Administrative Agent, the Collateral Agent, or the Lenders under the Credit Documents, or constitute a waiver or amendment of any provision of the Credit Documents, except as expressly set forth herein. This Agreement shall constitute a Credit Document.

15. No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns, and the obligations hereof shall be binding upon the Credit Parties. No other Person shall have or be entitled to assert rights or benefits under this Agreement, other than any non-party Lender Party with respect to Section 12 and Section 13 hereof.

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16. Entirety. This Agreement, the Consent Letter, the Credit Agreement, and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof. This Agreement, the Consent Letter, the Credit Agreement, and the other Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

17. Counterparts/Telecopy. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or other secure electronic format (.pdf) shall be effective as an original.

18. Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial. The governing law, submission to jurisdiction, waiver of venue, service of process, and waiver of jury trial provisions contained in Sections 11.13 and 11.14 of the Credit Agreement are hereby incorporated by reference mutatis mutandis.

19. Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments as may reasonably be requested to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

20. Miscellaneous. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, then such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Except as otherwise provided in this Agreement, if any provision contained in this Agreement conflicts with, or is inconsistent with, any provision in any Credit Document, then the provision contained in this Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Tenth Amendment to Credit Agreement and Joinder to be duly executed as of the date first above written.

BORROWERS:	BURGERFI INTERNATIONAL, INC., a Delaware corporation

	By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Chief Financial Officer

PLASTIC TRIPOD, INC., a Delaware corporation

	By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Chief Financial Officer

EXISTING GUARANTORS:	HOT AIR, INC., a Delaware corporation

	By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Chief Financial Officer

ACFP MANAGEMENT, INC., a Delaware corporation

	By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Chief Financial Officer

ANTHONY’S PIZZA HOLDING COMPANY, LLC, a Florida limited liability company

	By:	/s/ Michael Rabinovitch
	Name:	Michael Rabinovitch
	Title:	Chief Financial Officer

[Signature pages for Credit Parties continue.]

ANTHONY’S COAL FIRED PIZZA OF PIKE CREEK, LLC, a Delaware limited liability company

ANTHONY’S COAL FIRED PIZZA OF WILMINGTON, LLC, a Delaware limited liability company

ACFP/NYNJ VENTURES LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF AVENTURA, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF BOCA RATON, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF CORAL SPRINGS, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF PEMBROKE PINES, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF PALM BEACH GARDENS, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF PLANTATION, LLC, a Florida limited liability company

ANTHONY’S SPORTS BAR AND GRILL, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF WESTON, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF STUART LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF CORAL GABLES, LLC, a Florida limited liability company

ANTHONY’S COAL-FIRED PIZZA, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF SOUTH TAMPA, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF DORAL LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF PINECREST, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF WELLINGTON, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF MIAMI LAKES, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF KENDALL, LLC, a Florida limited liability company

By:	/s/ Michael Rabinovitch
Name: Michael Rabinovitch
Title: Chief Financial Officer

[Signature pages for Credit Parties continue.]

ANTHONY’S COAL FIRED PIZZA OF NORTH TAMPA, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF CLEARWATER, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF SAND LAKE, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF BRANDON, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF ALTAMONTE SPRINGS, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF EAST BOCA LLC, a Florida limited liability company

ACFP BOCA MGT LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF NORTH LAUDERDALE LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF NORTH MIAMI LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF MIRAMAR LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF DELRAY BEACH, LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF LITTLETON LLC, a Massachusetts limited liability company

ANTHONY’S COAL FIRED PIZZA OF WESTWOOD LLC, a Massachusetts limited liability company

ANTHONY’S COAL FIRED PIZZA OF READING LLC, a Massachusetts limited liability company

ANTHONY’S COAL FIRED PIZZA OF CLIFTON, LLC, a New Jersey limited liability company

ANTHONY’S COAL FIRED PIZZA OF EDISON LLC, a New Jersey limited liability company

ANTHONY’S COAL FIRED PIZZA OF RAMSEY, LLC, a New Jersey limited liability company

ANTHONY’S COAL FIRED PIZZA OF FAIR LAWN, LLC, a New Jersey limited liability company

ANTHONY’S COAL FIRED PIZZA OF WAYNE NJ LLC, a New Jersey limited liability company

ANTHONY’S COAL FIRED PIZZA OF LIVINGSTON LLC, a New Jersey limited liability company

By:	/s/ Michael Rabinovitch
Name: Michael Rabinovitch
Title: Chief Financial Officer

[Signature pages for Credit Parties continue.]

ANTHONY’S COAL FIRED PIZZA OF MARLBORO LLC, a New Jersey limited liability company

ANTHONY’S COAL FIRED PIZZA OF ENGLEWOOD LLC, a New Jersey limited liability company

ANTHONY’S COAL FIRED PIZZA OF MOUNT LAUREL LLC, a New Jersey limited liability company

ANTHONY’S COAL FIRED PIZZA OF COMMACK LLC, a New York limited liability company

ANTHONY’S COAL FIRED PIZZA OF WHITE PLAINS, LLC, a New York limited liability company

ANTHONY’S COAL FIRED PIZZA OF CARLE PLACE, LLC, a New York limited liability company

ANTHONY’S COAL FIRED PIZZA OF WOODBURY, LLC, a New York limited liability company

ANTHONY’S COAL FIRED PIZZA OF WANTAGH, LLC, a New York limited liability company

ANTHONY’S COAL FIRED PIZZA OF BOHEMIA, LLC, a New York limited liability company

ANTHONY’S COAL FIRED PIZZA OF GREAT NECK, LLC, a New York limited liability company

ANTHONY’S COAL FIRED PIZZA OF FARMINGDALE LLC, a New York limited liability company

BH SAUCE, LLC, a Nevada limited liability company

ANTHONY’S COAL FIRED PIZZA OF HORSHAM, LLC, a Pennsylvania limited liability company

ANTHONY’S COAL FIRED PIZZA OF WAYNE, LLC, a Pennsylvania limited liability company

ANTHONY’S COAL-FIRED PIZZA OF MONROEVILLE, LLC, a Pennsylvania limited liability company

ANTHONY’S COAL-FIRED PIZZA OF SETTLER’S RIDGE, LLC, a Pennsylvania limited liability company

ANTHONY’S COAL FIRED PIZZA OF CRANBERRY, LLC, a Pennsylvania limited liability company

ANTHONY’S COAL FIRED PIZZA OF MCMURRAY, LLC, a Pennsylvania limited liability company

ANTHONY’S COAL FIRED PIZZA OF EXTON, LLC, a Pennsylvania limited liability company

ANTHONY’S COAL FIRED PIZZA OF WYOMISSING, LLC, a Pennsylvania limited liability company

ANTHONY’S COAL FIRED PIZZA OF WYNNEWOOD LLC, a Pennsylvania limited liability company

By:	/s/ Michael Rabinovitch
Name: Michael Rabinovitch
Title: Chief Financial Officer

[Signature pages for Credit Parties continue.]

ANTHONY’S COAL FIRED PIZZA OF TREXLERTOWN LLC, a Pennsylvania limited liability company

ANTHONY’S COAL FIRED PIZZA OF BLUE BELL LLC, a Pennsylvania limited liability company

ANTHONY’S COAL FIRED PIZZA OF NEWTON LLC, a Massachusetts limited liability company

ANTHONY’S COAL FIRED PIZZA OF STONY BROOK LLC, a New York limited liability company

ANTHONY’S COAL FIRED PIZZA OF CRANSTON LLC, a Rhode Island limited liability company

ANTHONY’S COAL FIRED PIZZA OF NATICK LLC, a Massachusetts limited liability company

ANTHONY’S COAL FIRED PIZZA OF WEST PALM BEACH LLC, a Florida limited liability company

ANTHONY’S COAL FIRED PIZZA OF BETHESDA LLC, a Maryland limited liability company

ANTHONY’S COAL FIRED PIZZA OF SPRINGFIELD LLC, a Pennsylvania limited liability company

By:	/s/ Michael Rabinovitch
Name: Michael Rabinovitch
Title: Chief Financial Officer

[Signature pages for Credit Parties continue.]

JOINING GUARANTORS:	BURGERFI INTERNATIONAL, LLC, a Delaware limited liability company

BF RESTAURANT MANAGEMENT, LLC, a Florida limited liability company

BURGERFI IP, LLC, a Florida limited liability company

BURGERFI-DELRAY BEACH, LLC, a Delaware limited liability company

BF CORAL SPRINGS, LLC, a Florida limited liability company

BF CITY PLACE-WEST PALM, LLC, a Florida limited liability company

BF JUPITER, LLC, a Florida limited liability company

BF WEST DELRAY, LLC, a Florida limited liability company

BF LBTS, LLC, a Florida limited liability company

BF PHILADELPHIA, LLC, a Florida limited liability company

BF COMMACK, LLC, a New York limited liability company

BF JACKSONVILLE TOWN CENTER, LLC, a Florida limited liability company

BF JACKSONVILLE RIVERSIDE, LLC, a Florida limited liability company

BF DELRAY—LINTON, LLC, a Florida limited liability company

BF PINES CITY CENTER, LLC, a Florida limited liability company

BF ORLANDO – DR. PHILLIPS, LLC, a Florida limited liability company

BF DANIA BEACH, LLC, a Florida limited liability company

BF FORT MYERS—DANIELS, LLC, a Florida limited liability company

BF BOCA RATON—BOCA POINTE, LLC, a Florida limited liability company

BF BOCA RATON, LLC, a Florida limited liability company

BF PBG, LLC, a Florida limited liability company

BF JUPITER—INDIANTOWN, LLC, a Florida limited liability company

By:	/s/ Michael Rabinovitch
Name: Michael Rabinovitch
Title: Chief Financial Officer

[Signature pages for Credit Parties continue.]

BF WELLINGTON, LLC, a Florida limited liability company

BF NEPTUNE BEACH, LLC, a Florida limited liability company

BF POUGHKEEPSIE, LLC, a Florida limited liability company

BF ATLANTA—PERIMETER MARKETPLACE, LLC, a Georgia limited liability company

BF FOOD TRUCK, LLC, a Florida limited liability company

BF ODESSA, LLC, a Florida limited liability company

BF MIAMI BEACH—MERIDIAN, LLC, a Florida limited liability company

BF MIRAMAR LLC, a Florida limited liability company

BF TAMPA BAY, LLC, a Florida limited liability company

BF TAMPA—CHANNELSIDE, LLC, a Florida limited liability company

BF WILLIAMSBURG, LLC, a Florida limited liability company

BF TAMPA—WESTCHASE, LLC, a Florida limited liability company

BF HENDERSONVILLE, LLC, a Tennessee limited liability company

BF CHARLOTTESVILLE, LLC, a Virginia limited liability company

BF TALLAHASSEE VARSITY, LLC, a Florida limited liability company

BURGERFI MANAGEMENT SERVICES, LLC, a Florida limited liability company

BF COMMISSARY, LLC, a Florida limited liability company

BGM PEMBROKE PINES, LLC, a Florida limited liability company

BF BABCOCK, LLC, a Florida limited liability company

BF MIAMI LAKES, LLC, a Florida limited liability company

By:	/s/ Michael Rabinovitch
Name: Michael Rabinovitch
Title: Chief Financial Officer

[Signature pages for Credit Parties continue.]

BF GALLATIN AVENUE NASHVILLE, LLC, a Tennessee limited liability company
BF HERMITAGE LLC, a Tennessee limited liability company
BURGERFI ENTERPRISES, LLC, a Florida limited liability company

By:	/s/ Michael Rabinovitch
Name:	Michael Rabinovitch
Title:	Chief Financial Officer

[Signature pages for Credit Parties end.]

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT:	REGIONS BANK

	By:	/s/ J. Richard Baker
	Name:	J. Richard Baker
	Title:	Senior Vice President

LENDERS:	REGIONS BANK, as a Lender, Swingline Lender, and Issuing Bank

	By:	/s/ J. Richard Baker
	Name:	J. Richard Baker
	Title:	Senior Vice President

CADENCE BANK, as a Lender

By:	/s/ Vance Waldron
Name:	Vance Waldron
Title:	VP

WEBSTER BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew Bella
Name:	Andrew Bella
Title:	Senior Vice President

SYNOVUS BANK, as a Lender

By:	/s/ Gregory Felix
Name:	Gregory Felix
Title:	Special Assets Officer, Sr.

CP7 WARMING BAG, LP, as a Lender

By:	/s/ Matt Leeds
Name:	Matt Leeds
Title:	Authorized Officer

APPENDIX A

Amended Credit Agreement

[See attached]

APPENDIX A TO

TENTH AMENDMENT TO CREDIT AGREEMENT AND JOINDER

CREDIT AGREEMENT

dated as of December 15, 2015

(amended in its entirety as of November 3, 2021 by

that certain Tenth Amendment to Credit Agreement and Joinder)

among

BURGERFI INTERNATIONAL, INC. and PLASTIC TRIPOD, INC.

as Borrowers,

CERTAIN SUBSIDIARIES OF BURGERFI INTERNATIONAL, INC.

PARTY HERETO FROM TIME TO TIME,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

REGIONS BANK,

as Administrative Agent and Collateral Agent,

and

REGIONS CAPITAL MARKETS,

a division of Regions Bank,

and

CADENCE BANK,

as Joint Lead Arrangers and Joint Book Managers

Appendices

Appendix A	Revolving Commitments and Revolving Commitment Percentages
Appendix B	Notice Information
Appendix C	Outstanding Amount of Term Loan
Appendix D	Outstanding Amount of Delayed Draw Term Loan, Delayed Draw Term Loan Commitments and Delayed Draw Term Loan Commitment Percentages

Schedules

Schedule 6.10(b)	Real Estate Assets
Schedule 6.14	Name, Jurisdiction and Tax Identification Numbers of Borrower and its Subsidiaries
Schedule 6.21	Insurance Coverage
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.6	Existing Investments

Exhibits

Exhibit 1.1	Form of Secured Party Designation Notice
Exhibit 2.1	Form of Funding Notice
Exhibit 2.3	Form of Issuance Notice
Exhibit 2.5-1	Form of Amended and Restated Revolving Loan Note
Exhibit 2.5-2	Form of Amended and Restated Swingline Note
Exhibit 2.5-3	Form of Amended and Restated Term Loan Note
Exhibit 2.5-4	Form of Amended and Restated Delayed Draw Term Loan Note
Exhibit 3.3	Forms of U.S. Tax Compliance Certificates (Forms 1 – 4)
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 7.13	Form of Guarantor Joinder Agreement
Exhibit 11.5	Form of Assignment Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of December 15, 2015 (as amended in its entirety pursuant to that certain Tenth Amendment to Credit Agreement and Joinder, dated as of November 3, 2021, and as further amended, restated, supplemented, increased, extended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among BURGERFI INTERNATIONAL, INC., a Delaware corporation (“Parent”), PLASTIC TRIPOD, INC., a Delaware corporation (“PTI” and together with Parent, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of Parent from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, and REGIONS BANK, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, prior to the Tenth Amendment Effective Date and pursuant to the terms and conditions of this Agreement as in effect at the applicable time, PTI requested and the Lenders provided revolving credit, term loan and delayed draw term loan facilities for the purposes and on the terms and conditions set forth in this Agreement as in effect at the applicable time; and

WHEREAS, (a) as a result of the ACFP Acquisition, Parent acquired from Cardboard Box, LLC, a Delaware limited liability company (“Cardboard Box”), 100% of the Equity Interests of Hot Air Inc., a Delaware corporation (“Hot Air”), and its Subsidiaries, including PTI, and (b) contemporaneously with the ACFP Acquisition and pursuant to the Tenth Amendment (i) Parent and its Subsidiaries not party to the Credit Documents joined the Credit Documents as a co-borrower under this Agreement and as Guarantors, respectively, and (ii) this Agreement was amended in its entirety to read in the manner set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1 DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“ACFP Acquisition” means the transactions consummated on the Tenth Amendment Effective Date resulting in all of the Equity Interests of Hot Air being held by Parent in accordance with the terms of the ACFP Acquisition Documents.

“ACFP Acquisition Documents” means the ACFP Purchase Agreement and any other agreements, instruments and documents executed in connection therewith.

“ACFP Management” means ACFP Management, Inc., a Delaware corporation.

“ACFP Purchase Agreement” means the Amended and Restated Stock Purchase Agreement, dated November 3, 2021, by and among Parent, Hot Air and Cardboard Box providing for the ACFP Acquisition.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or any substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, whether pending, threatened in writing against any Credit Party or any of its Subsidiaries or any material property of any Credit Party or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Tenth Amendment Effective Date is FOUR MILLION DOLLARS ($4,000,000).

“Agreement” means as defined in the introductory paragraph hereto.

“ALTA” means American Land Title Association.

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Applicable Rate” means: (a) with respect to the Loans (other than the Delayed Draw Term Loans) and the Letter of Credit Fees, (i) from the Tenth Amendment Effective Date through June 15, 2023, 4.75% per annum and (ii) from and after June 16, 2023, 6.75% per annum; and (b) with respect to the Commitment Fee, 0.375% per annum.

“Asset Sale” means a sale, lease, sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any Subsidiary of any Borrower, other than (a) dispositions of surplus, obsolete or worn out property or property no longer used or useful in the business of any Borrower and its Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business; (b) dispositions of inventory and goods sold, and Intellectual Property (or other general intangibles) licensed, in the ordinary course of business; (c) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (d) dispositions of Cash Equivalents in the ordinary course of business; (e) licenses, sublicenses, leases or subleases granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere in any material respect with the business of any Borrower or any of its Subsidiaries; (f) dispositions of property to any Borrower or any other Credit Party; (g) the unwinding of any Swap Obligations; (h) the lapse or abandonment of Intellectual Property rights in the ordinary course of business; and (i) Asset Sales in the aggregate not exceeding $100,000 during any Fiscal Year.

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Principal Amount” means (a) in the case of Capital Leases, the amount of Capital Lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer and, solely for purposes of making the certifications required under Section 7.13(b)(ii)(A) and (B), any secretary or assistant secretary.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person the underlying assets of which are deemed to constitute the “plan assets” of any such “employee benefit plan” or “plan” for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code.

“Borrower” and “Borrowers” means as defined in the introductory paragraph hereto.

“Borrowing” means a borrowing of Revolving Loans, Swingline Loans, the Term Loan or the Delayed Draw Term Loan, as appropriate.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cardboard Box” means as defined in the recitals hereto.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, as collateral for the Letter of Credit Obligations or Swingline Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, the Issuing Bank or Swingline Lender, as applicable, may agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and/or Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CFC” means any Person that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 12 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof shall in each case be deemed to be a “Change in Law” shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty percent (30%) of the Equity Interests of Parent entitled to vote in the election of members of the board of directors (or equivalent governing body) of Parent; or

(b) (i) Parent shall cease to own and control, of record and beneficially, directly 100% of the outstanding Equity Interests of BurgerFi International, LLC, (ii) Parent shall cease to own and control of record and beneficially, directly 100% of the outstanding Equity Interests of Hot Air, (iii) BurgerFi International, LLC shall cease to own and control of record and beneficially, directly 100% of the outstanding Equity Interests of BF Restaurant Management, LLC, (iv) BurgerFi International, LLC shall cease to own and control of record and beneficially, directly 100% of the outstanding Equity Interests of BurgerFi IP, LLC or (v) Hot Air shall cease to own and control, of record and beneficially, directly 100% of the outstanding Equity Interests of PTI.

“Closing Date” means December 15, 2015.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages (if any), and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment Fee” means as defined in Section 2.10(a).

“Commitments” means the Revolving Commitments, the Term Loan Commitments and the Delayed Draw Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.1(c).

“Compliance Date” means the first date after March 31, 2022 on which a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 7.1(c) demonstrating to the reasonable satisfaction of the Administrative Agent that as of the date such Compliance Certificate is delivered no Default or Event of Default has occurred.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for Parent and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall (a) be computed net of any tenant allowances that are either (i) directly paid for by the landlord or other applicable third party or (ii) paid for by a Credit Party to the extent that the applicable Credit Party has received in cash reimbursement of such expenditure(s), and (b) not include (i) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Involuntary Disposition or (ii) Permitted Acquisitions.

“Consolidated EBITDA” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period; (b) the provision for federal, state, local and foreign income taxes payable by Parent and its Subsidiaries for such period; (c) depreciation and amortization expense for such period; (d) pre-opening costs related to new restaurant location openings for such period in aggregate amount not to exceed $350,000 on average with respect to each new restaurant location for such period; (e) [reserved]; (f) non-cash deferred rent expense in such period; (g) non-cash stock-based compensation expense in such period; (h) extraordinary, non-recurring, unusual and exceptional losses, charges and expenses (or minus extraordinary, non-recurring, unusual and exceptional income items) reducing (or in the case of extraordinary, non-recurring, unusual and exceptional income, increasing) such Consolidated Net Income in an aggregate amount not to exceed $500,000 for any four (4) Fiscal Quarter period; (i) [reserved]; (j) losses, charges and expenses relating to personnel relocation, signing, retention and completion bonuses, restructuring, redundancy, severance, termination, settlement or judgment, in an aggregate amount not to exceed $350,000 for any four (4) Fiscal Quarter period; (k) losses, charges and expenses (or minus gains or income) relating to consolidation or closing of restaurants or attributable to disposed or discontinued operations in an aggregate amount not to exceed (i) $1,000,000 for any four (4) Fiscal Quarter period or (ii) $600,000 for any restaurant individually; (l) [reserved]; (m) any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period, excluding any such loss, charge or expense that represents an accrual or reserve for a cash expenditure for a future period; (n) [reserved]; (o) [reserved]; (p) with respect to any restaurant that is closed for renovations during such period, an amount equal to the restaurant-level EBITDA that such restaurant would have earned during the closure calculated by multiplying (x) the average daily restaurant-level EBITDA that such restaurant earned in the twelve (12) month period preceding the closure by (y) the number of days of the closure, in an aggregate amount not to exceed $60,000 for any restaurant; (q) [reserved]; (r) [reserved]; (s) [reserved]; (t) [reserved]; (u) [reserved], (v) any cash payments made in such period related to rent expense or rent payments that were deferred from a prior period in an aggregate amount not to exceed $900,000 for the most recently ended four (4) Fiscal Quarter period; (w) the reasonable and documented fees and out-of-pocket expenses paid in cash in connection with the consummation of the Tenth Amendment and the ACFP Acquisition in an aggregate amount not to exceed $5,000,000; (x) the reasonable and documented non-recurring legal fees and expenses and other reasonable and documented fees and out-of-pocket expenses in connection with any consummated, anticipated, unsuccessful or attempted acquisition undertaken by Parent and its Subsidiaries (other than the ACFP Acquisition), in each case paid in cash during the Fiscal Year ending on or about December 31, 2021, and (y) commencing with the Fiscal Year ended on or about December 31, 2022, (i) reasonable and documented non-recurring legal fees and expenses paid in cash and (ii) reasonable and documented fees and out-of-pocket costs paid in cash in connection with any consummated, anticipated, unsuccessful or attempted Permitted Acquisition and any related transaction permitted under this Agreement, in an aggregate amount for this clause (y) not to exceed $1,500,000 for each Fiscal Year, minus any non-cash gains increasing Consolidated Net Income for such period resulting from changes in their value of warrant liability.

“Consolidated EBITDAR” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period plus (b) Consolidated Rental Payments made in cash for such period.

“Consolidated Excess Cash Flow” means, for any period, for Parent and its Subsidiaries, an amount equal to the sum, without duplication, of (a) Consolidated EBITDA, minus (b) Consolidated Capital Expenditures paid in cash during such period, minus (c) the cash portion of Consolidated Interest Charges during such period, minus (d) Consolidated Taxes paid in cash during such period, minus (e) Consolidated Scheduled Funded Debt Payments paid in cash during such period, minus (f) to the extent added back to arrive at Consolidated EBITDA for such period, the amount of losses or expenses in clauses (h), (j), (k), (w), (x) and (y) of the definition of “Consolidated EBITDA”, minus (g) Restricted Payments made in cash to Persons other than a Credit Party pursuant to Section 8.4 (c) and (f) during such period, minus (h) the aggregate consideration paid in cash related to Permitted Acquisitions (in each case, other than to the extent financed with the proceeds of Indebtedness) during such period, minus (i) permanent repayments of Indebtedness permitted hereunder (other than (A) mandatory prepayments of Loans under Section 2.11(c) and (B) voluntary prepayments of the Loans under Section 2.11(a)) made in cash by a Borrower and its Subsidiaries during such period, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with any refinancing of all or any portion of such Indebtedness, minus (j) pre-opening costs related to new restaurant location openings for such period in an aggregate amount not to exceed $350,000 on average with respect to each new restaurant location for such period, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDAR for the period of the four Fiscal Quarters most recently ended less (ii) Consolidated Maintenance Capital Expenditures paid in cash during such period less (iii) Consolidated Taxes paid in cash during such period less (iv) the amount of Restricted Payments made by the Borrowers during such period, all as determined in accordance with GAAP, to (b) Consolidated Fixed Charges for the period of the four Fiscal Quarters most recently ended; provided that the calculation of Consolidated Fixed Charge Coverage Ratio shall exclude any Consolidated Refurbishment Capital Expenditures paid in cash during such period in an aggregate amount not to exceed $1,000,000 for any four (4) Fiscal Quarter period.

“Consolidated Fixed Charges” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) Consolidated Rental Payments made in cash during such period, all as determined in accordance with GAAP.

“Consolidated Funded Debt” means Funded Debt of Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Growth Capital Expenditures” means, for any period, any Consolidated Capital Expenditures for such period relating to the construction or opening after the Closing Date of new restaurants owned or operated by a Borrower or any of its Subsidiaries.

“Consolidated Interest Charges” means, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, plus (c) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Maintenance Capital Expenditures” means, for any period, any Consolidated Capital Expenditures for such period that are neither Consolidated Growth Capital Expenditures nor Consolidated Refurbishment Capital Expenditures.

“Consolidated Net Funded Debt” means, as of any date of determination, the sum of (a) the Consolidated Funded Debt of Parent and its Subsidiaries minus (b) the Outstanding Amount of the Delayed Draw Term Loan.

“Consolidated Net Income” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the net income of Parent and its Subsidiaries (excluding extraordinary gains) for that period, as determined in accordance with GAAP.

“Consolidated Refurbishment Capital Expenditures” means, for any period, any Consolidated Capital Expenditures for such period incurred for the replacement of coal-fired ovens with newer model coal-and-gas fired ovens located at restaurants owned or operated by PTI or any of its Subsidiaries as of the Tenth Amendment Effective Date.

“Consolidated Rental Payments” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the aggregate amount of third party rental payments paid in cash with respect to real property leases relating to any restaurant during such period net of (a) any cash payments received from subtenants and (b) any cash payments made in such period related to rent expense or rent payments that were deferred from a prior period in an aggregate amount not to exceed $900,000 for the most recently ended four (4) Fiscal Quarter period.

“Consolidated Scheduled Funded Debt Payments” means for any period for Parent and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Debt, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be deemed to include the Attributable Principal Amount in respect of Capital Leases, Securitization Transactions and Synthetic Leases and (b) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.11.

“Consolidated Senior Lease-Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Funded Debt as of such date plus the product of Consolidated Rental Payments made in cash for the period of the four (4) consecutive Fiscal Quarters ending on such date multiplied by eight (8) to (b) Consolidated EBITDAR for the period of such four Fiscal Quarters.

“Consolidated Taxes” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, each Note, each Issuer Document, the Collateral Documents, any Guarantor Joinder Agreement, the Fee Letter, any documents or certificates executed by any Credit Party in favor of the Issuing Bank relating to Letters of Credit, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of any Agent, the Issuing Bank or any Lender in connection herewith or therewith, and including for the avoidance of doubt, any Guarantor Joinder Agreement (but specifically excluding any Secured Swap Agreements and Secured Treasury Management Agreements).

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Parties” means, collectively, each Borrower and each Guarantor.

“Debt Transaction” means, with respect to any Borrower or any of its Subsidiaries, any sale, issuance, placement, assumption or guaranty of Funded Debt, except for Funded Debt permitted to be incurred pursuant to Section 8.1.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the Applicable Rate plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrowers, the Issuing Bank, each Swingline Lender and each Lender.

“Delayed Draw Term Loan” means the delayed draw term loan made, or to be made, to the Borrowers by the Delayed Draw Term Loan Lenders pursuant to Section 2.1(d).

“Delayed Draw Term Loan Commitment” means, for each Delayed Draw Term Loan Lender, the commitment of such Lender to make a portion of the Delayed Draw Term Loan hereunder. The Delayed Draw Term Loan Commitment of each Lender as of the Fifth Amendment Effective Date is set forth on Appendix D. The aggregate principal amount of the Delayed Draw Term Loan Commitments of all of the Delayed Draw Term Loan Lenders as in effect on the Fifth Amendment Effective Date was TEN MILLION DOLLARS ($10,000,000); provided that it is understood and agreed that the Delayed Draw Term Loan was fully advanced as of the Tenth Amendment Effective Date. The Outstanding Amount of the Delayed Draw Term Loan as of the Tenth Amendment Effective Date is $10,000,000.00 as set forth on Appendix D.

“Delayed Draw Term Loan Commitment Percentage” means, with respect to any Delayed Draw Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Delayed Draw Term Loan represented by the outstanding principal balance of such Lender’s Delayed Draw Term Loan. The Delayed Draw Term Loan Commitment Percentage of each Delayed Draw Term Loan Lender as of the Fifth Amendment Effective Date is set forth opposite the name of such Lender on Appendix D.

“Delayed Draw Term Loan Lender” means a Person with a Delayed Draw Term Loan Commitment or that holds a Delayed Draw Term Loan, together with its successors and assigns.

“Delayed Draw Term Loan Note” means a promissory note made by the Borrowers in favor of a Delayed Draw Term Loan Lender evidencing the portion of the Delayed Draw Term Loan made by such Delayed Draw Term Loan Lender, substantially in the form attached as Exhibit 2.5-4, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 180 days after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 180 days after the Maturity Date, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations (other than contingent indemnification or reimbursement Obligations to the extent no claim giving rise thereto has been asserted).

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia, other than (i) a Subsidiary of a Borrower all or substantially all of the assets of which consist of Equity Interests of one or more CFC’s or indebtedness of such CFC’s or (ii) a Subsidiary of a Foreign Subsidiary.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of any Borrower or any Subsidiary to make earn out or other contingency payments pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations at the time of determination shall be the aggregate amount, if any, of such Earn Out Obligations that are required at such time under GAAP to be recognized as liabilities on the consolidated balance sheet of the Borrowers.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.5(b), subject to any consents and representations, if any as may be required therein.

“Environmental Claim” means any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising: (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to (a) any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) protection of human health and the environment from pollution, in any manner applicable to any Credit Party or any of its Subsidiaries or their respective Facilities.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which any Borrower or any Subsidiary assumed liability with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, any successor statute, and the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person: (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d)

the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (g) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such reorganization, insolvency or termination is reasonably likely to result in material liability; (h) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (i) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains reasonably likely to result in material liability; (j) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Property” means, with respect to each Credit Party (a) any disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits and workers’ compensation, (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) the Equity Interests of any direct Foreign Subsidiary of any Borrower or any other Credit Party to the extent not required to be pledged to secure the Obligations pursuant to Section 7.11(a), (d) any property which, subject to the terms of Section 8.3, is subject to a Lien of the type described in Section 8.2(k) pursuant to documents which prohibit such Credit Party from granting any other Liens in such property, (e) any property to the extent that the grant of a security interest therein would violate Applicable Laws, require a consent not obtained of any Governmental Authority, or constitute a breach of or default under, or result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement evidencing or giving rise to such property, or result in the invalidation thereof or provide any party thereto with a right of termination (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the applicable UCC or any other Applicable Law or principles of equity), (f) any certificates, licenses and other authorizations issued by any Governmental

Authority to the extent that Applicable Laws prohibit the granting of a security interest therein, (g) any deposit accounts established solely for the purposes of funding (i) tax accounts, including, without limitation, sales tax accounts, (ii) escrow accounts, (iii) fiduciary or trust accounts and any other deposit account with an average daily aggregate cash balance of less than $75,000 maintained by any Credit Party, (h) any “intent to use” trademark application or intent-to-use service mark application, solely during the period in which the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Credit Party’s right, title or interest in, such intent-to-use trademark application or intent-to-use service mark application or any trademark issued as a result of such use trademark application or intent-to-use service mark application under applicable federal law, after which period such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral, (i) motor vehicles and other assets subject to certificates of title, (j) any asset or property to the extent a security interest therein would result in (i) material adverse tax consequences or (ii) material adverse regulatory consequences (including, without limitation, as a result of the operation of Section 956 of the Internal Revenue code), in each case as reasonably determined by the Borrowers and the Administrative Agent, (k) any specifically identified asset with respect to which the Administrative Agent has determined in its discretion that the burden or cost of providing a Lien in such asset is excessive in view of the benefits to be obtained by the Administrative Agent and the Lenders, (l) liquor licenses (to the extent that the grant of a security interest therein would violate Applicable Laws) and (m) proceeds and products of any and all of the foregoing excluded property described in clauses (a) through (l) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (a) through (l) above; provided, however, that the security interest granted to the Collateral Agent under the Pledge and Security Agreement or any other Credit Document shall attach immediately to any asset of any Obligor (as defined in the Pledge and Security Agreement) at such time as such asset ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (a) through (l) above.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 hereof and any and all guarantees (or any other “keepwell, support or other agreement” for the benefit of such Guarantor) of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.17 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means any real property including all buildings, fixtures or other improvements located on such real property now, hereafter or heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries or any of their respective predecessors.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated as of the Closing Date between PTI and Regions Bank.

“Fifth Amendment” means that certain Forbearance Agreement and Fifth Amendment to Credit Agreement by and among the PTI, the Guarantors party thereto, the Lenders and the Agent dated as of the Fifth Amendment Effective Date.

“Fifth Amendment Effective Date” means March 25, 2020.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Parent that such financial statements fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on or about December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage or deed of trust in favor of the Collateral Agent, for the benefit of the holders of the Obligations, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means (a) with respect to a Borrower that is a U.S. Person, a Lender that is not a U.S. Person, and (b) with respect to a Borrower that is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and any Earn Out Obligations, in each case, to the extent recognized as a liability on the balance sheet of Parent and its Subsidiaries in accordance with GAAP;

(c) all obligations under letters of credit that have been drawn but not reimbursed (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties);

(d) the Attributable Principal Amount of Capital Leases, Synthetic Leases and Securitization Transactions;

(e) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments, in each case, prior to the date that is 91 days after the Maturity Date;

(f) all Funded Debt of others secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(g) all Guarantees in respect of Funded Debt of another Person; and

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (x) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), and (y) based on the amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (f).

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” means as defined in Section 4.1.

“Guarantor Joinder Agreement” means a guarantor joinder agreement substantially in the form of Exhibit 7.13 delivered by a Domestic Subsidiary of any Credit Party pursuant to Section 7.13.

“Guarantors” means (a) each Person identified as either an “Existing Guarantor” or a “Joining Guarantor” on the signature pages to the Tenth Amendment, (c) each other Person that joins as a Guarantor pursuant to Section 7.13, (d) with respect to (i) Secured Swap Obligations, (ii) Secured Treasury Management Obligations, and (iii) Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty hereunder, each Borrower, and (e) their successors and permitted assigns.

“Guaranty” means the Guarantee made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Section 4.

“Hazardous Materials” means any hazardous substances defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 USCA 9601, et. seq., as amended (“CERCLA”), including any hazardous waste as defined under 40 C.F.R. Parts 260-270, gasoline or petroleum (including crude oil or any fraction thereof), asbestos or polychlorinated biphenyls.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“Hot Air” means as defined in the recitals hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all Funded Debt;

(b) net obligations under any Swap Agreement;

(c) all Guarantees in respect of Indebtedness of another Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under any Swap Agreement under clause (b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” means as defined in Section 11.2(b).

“Initial Delayed Draw Term Loan” means as defined in Section 2.1(d).

“Intellectual Property” means all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises related to intellectual property, licenses related to intellectual property and other intellectual property rights.

“Interest Payment Date” means the last Business Day of each calendar quarter, commencing on the first such date to occur after the Tenth Amendment Effective Date and the Maturity Date of such Loan.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by any Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property exceeding $100,000 in the aggregate during any Fiscal Year.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the applicable Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Regions Bank, in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and assigns in such capacity.

“Lender” means (a) each financial institution with a Term Loan Commitment or a Revolving Commitment or that holds Revolving Obligations or a Term Loan and (b) each Delayed Draw Term Loan Lender, in each case together with its successors and permitted assigns. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Borrowing” means any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Fees” means as defined in Section 2.10(b)(i).

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrowers, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(i), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (a) ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Liquidity” means cash and Cash Equivalents (but only those identified in clauses (a) and (b) of the definition thereof) of the Credit Parties (a) on deposit in a deposit account or securities account owned by a Credit Party and located within the United States of America, (b) not controlled by or subject to any Lien (other than Permitted Liens), any other preferential arrangement in favor of any creditor, or any other restriction on its use, (c) to which the Credit Parties have unfettered and immediate access for payment of any Obligations that may then be due hereunder and (d) in a deposit account or securities account maintained at a Lender; provided, however, the term “Liquidity” shall not include any cash or Cash Equivalents held by any Credit Party (in a deposit account or otherwise) on behalf of any other Person.

“Loan” means any Revolving Loan, Swingline Loan, Term Loan or Delayed Draw Term Loan (as the case may be).

“Margin Stock” means as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Agreement” means as defined in the definition of “Swap Agreement”.

“Material Adverse Effect” means any effect, event, condition, action, omission, change or state of facts that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a material adverse effect with respect to (a) the business operations, properties, assets, or financial condition of Parent and its Subsidiaries taken as a whole; (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform the Obligations; (c) the legality, validity, binding effect, or enforceability against a Credit Party of any Credit Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any holder of Obligations under any Credit Document.

“Maturity Date” means (i) with respect to the Term Loan, June 15, 2024, (ii) with respect to the Delayed Draw Term Loan, June 15, 2024 and (iii) with respect to the Revolving Loans, the earliest to occur of (a) June 15, 2024, (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b), and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.2.

“Moody’s” means Moody’s Investor Services, Inc., together with its successors.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a security interest in the real property interest (including with respect to any improvements and fixtures) of any Credit Party in real property.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to or was required to contributed to, and still has liability.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any Credit Party or any of its Subsidiaries in connection with any Asset Sale, Debt Transaction, or Involuntary Disposition, net of: (a) direct costs incurred or estimated costs, in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts); (b) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof; (c) the amount required to retire any related Indebtedness; and (d) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (i) associated with the assets that are the subject of such Asset Sale or Involuntary Disposition and (ii) retained by any Credit Party. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any Credit Party or any of its Subsidiaries in any Asset Sale, Debt Transaction, or Involuntary Disposition.

“Ninth Amendment Effective Date” means April 1, 2021.

“Non-Consenting Lender” means as defined in Section 2.17.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Loan Note, a Swingline Note, a Term Loan Note or a Delayed Draw Term Loan Note.

“Notice” means a Funding Notice or an Issuance Notice.

“Obligations” means all obligations, indebtedness and other liabilities of every nature of each Credit Party from time to time owed to the Agents, the Issuing Bank, the Lenders (including former Lenders in their capacity as such) or any of them, the Qualifying Swap Banks and the Qualifying Treasury Management Banks, under any Credit Document, Secured Swap Agreement or Secured Treasury Management Agreement, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original ACFP Acquisition” means the transactions consummated on the Closing Date resulting in (i) all of the Equity Interests of ACFP Management being held by PTI and (ii) all of the Equity Interests of PTI being held by Hot Air, in each case in accordance with the terms of the Original ACFP Purchase Agreement.

“Original ACFP Purchase Agreement” means that certain Stock Purchase Agreement, dated November 10, 2015, by and among Cardboard Box, PTI, ACFP Management, ACFP Acquisition Holding Company, LLC and the other parties thereto and any other agreements, instruments and documents executed in connection therewith.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means: (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by any Borrower of any drawing under any Letter of Credit; (c) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Term Loan on such date; and (d) with respect to the Delayed Draw Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Delayed Draw Term Loan on such date.

“Parent” has the meaning set forth in the introductory paragraph hereto.

“Participant” means as defined in Section 11.5(d).

“Participant Register” means as defined in Section 11.5(d).

“Patriot Act” means as defined in Section 6.15(f).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of its ERISA Affiliates or with respect to which any Credit Party or any of its ERISA Affiliates previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability.

“Permitted Acquisition” means any Acquisition by any Credit Party that satisfies the following conditions:

(a) the Property acquired (or the Property of the Person acquired) in such Acquisition is a business or is used or useful in a business permitted under Section 8.13;

(b) in the case of an Acquisition of the Equity Interests or all or substantially all of the assets of another Person, the requisite shareholders (or other equity holders) and/or the board of directors (or other comparable governing body) of such other Person shall have approved such Acquisition

(c) in the case of an Acquisition of the Equity Interests of another Person, such Person shall be organized and existing under the laws of any state of the United States or the District of Columbia;

(d) the Credit Parties and any new Subsidiary shall have executed the agreements, instruments and other documents required by Section 7.13;

(e) immediately after giving effect to such Acquisition, there shall be at least $1,500,000 of availability under the Aggregate Revolving Commitments;

(f) the aggregate consideration paid by the Credit Parties for all Permitted Acquisitions made in any Fiscal Year shall not exceed $4,500,000;

(g) (i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto, (ii) the representations and warranties made by each of the Credit Parties in each Credit Document shall be true and correct in all material respects as if made on the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (iii) after giving effect thereto on a Pro Forma Basis, the Consolidated Senior Lease-Adjusted Leverage Ratio is less than 5.50 to 1.00; (iv) after giving effect thereto on a Pro Forma Basis, the Credit Parties shall be in compliance with the financial covenant set forth in Section 8.8(b) and (v) at least two (2) Business Days prior to the consummation of such Acquisition (or such later date as agreed to by the Administrative Agent in its sole discretion), an Authorized Officer of Parent shall provide a compliance certificate, in form and detail reasonably satisfactory to the Administrative Agent, affirming compliance with each of the items set forth in clauses (a) through (g) hereof; and

(h) if such Acquisition is on or after the Ninth Amendment Effective Date, then at the time of such Acquisition the Compliance Date has occurred.

“Permitted Investors” means (a) Cardboard Box (and its Permitted Assignees (as such term is defined in the Registration Rights Agreement (as such term is defined in the ACFP Purchase Agreement) as in effect as of the Tenth Amendment Effective Date)), (b) LionHeart Equities LLC and (c) The John Rosatti Revocable Family Trust, including the trust beneficiary and their heirs.

“Permitted Liens” means each of the Liens permitted pursuant to Section 8.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means as defined in Section 11.1(d).

“Pledge and Security Agreement” means the amended and restated pledge and security agreement dated as of the Tenth Amendment Effective Date given by the Credit Parties, as pledgors, to the Collateral Agent for the benefit of the holders of the Obligations (as defined therein), and any other pledge agreements or security agreements that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.

“Principal Office” means, for the Administrative Agent, the Swingline Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrowers and each Lender.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.8, that any Asset Sale, Involuntary Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four Fiscal Quarter period preceding the date of such transaction for which the Borrowers were required to deliver financial statements pursuant to Section 7.1(a) or (b). In connection with the foregoing, (a)(i) with respect to any Asset Sale or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for Parent and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (b) any Indebtedness incurred or assumed by any Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PTI” has the meaning set forth in the introductory paragraph hereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Swap Bank” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (i) at the time it enters into a Swap Agreement, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Swap Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in cases where the Swap Provider is no longer a Lender or an Affiliate of a Lender, each such Swap Provider shall have provided a Secured Party Designation Notice to the Administrative Agent within thirty (30) days of entering into the Swap Agreement or otherwise becoming eligible in respect thereof; provided that a Delayed Draw Term Loan Lender or Affiliate thereof shall in no event be a Qualifying Swap Bank. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Qualifying Treasury Management Bank” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (A) at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, or (B) in the case of a Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in cases where the Treasury Management Bank is no longer a Lender or an Affiliate of a Lender, each such Treasury Management Bank shall have provided a Secured Party Designation Notice to the Administrative Agent within thirty (30) days of entering into the Treasury Management Agreement or otherwise becoming eligible in respect thereof; provided that a Delayed Draw Term Loan Lender or Affiliate thereof shall in no event be a Qualifying Treasury Management Bank. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by Parent or any of its Subsidiaries in any real property.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Recipient Party” means as defined in Section 10.11.

“Refunded Swingline Loans” means as defined in Section 2.2(b)(iii).

“Register” means as defined in Section 11.5(c).

“Reimbursement Date” means as defined in Section 2.3(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Removal Effective Date” means as defined in Section 10.6(b).

“Required Lenders” means, as of any date of determination, (a) if there are two (2) or fewer Lenders, Lenders having Total Credit Exposure representing one hundred percent (100%) of the Total Credit Exposures of all Lenders and (b) if, at any time, there are three (3) or more Lenders, at least two (2) Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that, in the case of each of clauses (a) and (b) of the foregoing, the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that Lenders who are Affiliates of one another shall be deemed to be a single Lender for purposes of determining the number of Lenders in this definition; provided further that, notwithstanding any other provisions of this Agreement, (i) all Delayed Draw Term Loan Lenders (and their respective Delayed Draw Term Loan Commitments and outstanding Delayed Draw Term Loans) shall be excluded from the determination of Required Lenders and (ii) no Delayed Draw Term Loan Lender shall have any voting rights with respect to any matters requiring the approval solely of Required Lenders.

“Rescindable Amount” means as defined in Section 2.4(b)(ii).

“Resignation Effective Date” means as defined in Section 10.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments. The initial Revolving Commitment Percentages are set forth on Appendix A.

“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a) (i) in the case of Revolving Loans and Swingline Loans, the Maturity Date or (ii) in the case of the Letters of Credit, the expiration date thereof, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Obligations and Swingline Loans at such time.

“Revolving Loan” means a Loan made by a Lender to a Borrower pursuant to Section 2.1(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation, together with its successors.

“Sale and Leaseback Transaction” means, with respect to any Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby such Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a person or entity resident in or determined to be resident in a country, in each case that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission.

“Secured Party Designation Notice” means a notice in the form of Exhibit 1.1 (or other writing in form and substance satisfactory to the Administrative Agent) from a Qualifying Swap Bank or a Qualifying Treasury Management Bank to the Administrative Agent that it holds Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Secured Swap Agreement or Secured Treasury Management Agreement, as appropriate.

“Secured Swap Agreement” means any Swap Agreement between any Credit Party or any Subsidiary of a Credit Party, on the one hand, and a Qualifying Swap Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Agreement shall be subject to the provisions of Section 9.3 and 10.10.

“Secured Swap Obligations” means all obligations owing to a Qualifying Swap Bank in connection with any Secured Swap Agreement including any and all cancellations, buy backs, reversals, terminations or assignments of any Secured Swap Agreement, any and all renewals, extensions and modifications of any Secured Swap Agreement and any and all substitutions for any Secured Swap Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Credit Party or any Subsidiary of a Credit Party, on the one hand, and a Qualifying Treasury Management Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Section 9.3 and 10.10.

“Secured Treasury Management Obligations” means all obligations owing to a Qualifying Treasury Management Bank under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any Borrower or any of its Subsidiaries pursuant to which such Borrower or such Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of a Borrower.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that is a party to a Swap Agreement with any Credit Party or any Subsidiary of a Credit Party.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swingline Loan” means a Loan made by the Swingline Lender to any Borrower pursuant to Section 2.2.

“Swingline Note” means a promissory note in the form of Exhibit 2.5-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Sublimit” means, at any time of determination, the lesser of (a) TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenth Amendment” means that certain Tenth Amendment to Credit Agreement and Joinder by and among the Borrowers, the Guarantors party thereto, the Lenders and the Agent dated as of the Tenth Amendment Effective Date.

“Tenth Amendment Effective Date” means November 3, 2021.

“Term Loan” means as defined in Section 2.1(b).

“Term Loan Commitment” means, for each Lender, the commitment of such Lender to make a portion of the Term Loan hereunder. The Term Loan Commitment of each Lender as of the Closing Date is set forth on Appendix A. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date was SEVENTY MILLION DOLLARS ($70,000,000); provided that, it is understood and agreed that the Term Loan was advanced on the Closing Date. The Outstanding Amount of the Term Loan as of the Tenth Amendment Effective Date (after giving effect to the transactions contemplated in the Tenth Amendment) is $58,574,929.48 as set forth on Appendix C.

“Term Loan Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), (a) the numerator of which is the outstanding principal amount of such Lender’s portion of the Term Loan, and (b) the denominator of which is the aggregate outstanding principal amount of the Term Loan. The initial Term Loan Commitment Percentage of each Lender as of the Closing Date is set forth on Appendix A.

“Term Loan Note” means a promissory note in the form of Exhibit 2.5-3, as it may be amended, supplemented or otherwise modified from time to time.

“Title Policy” means as defined in Section 7.10(b)(iii).

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of the Term Loan of such Lender at such time and the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all Letter of Credit Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Management Bank” means any Person that is a party to a Treasury Management Agreement with any of Parent or its Subsidiaries.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America.

“Units” shall mean the 200,000,000 Series A Preferred Units of Cardboard Box with a deemed capital contribution equal to $0.01 per Series A Preferred Unit issued to CP7 Warming Bag, LP, a Delaware limited partnership (“CP7”), pursuant to that certain Subscription Agreement, dated as of the Fifth Amendment Effective Date, by and between Cardboard Box and CP7.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” means as defined in Section 3.3(f).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrowers to the Lenders pursuant to clauses (a), (b), (c) and (d) of Section 7.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrowers or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and the Borrowers shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP; provided that until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to clauses (a), (b), (c) and (d) of Section 7.1 as to which no such objection has been made. Notwithstanding the foregoing, any change in GAAP that would likely result in any lease that, under GAAP as in effect on the Tenth Amendment Effective Date would be classified and accounted for as an operating lease, instead being classified and accounted for as a Capital Lease, shall be disregarded for all purposes hereunder.

(b) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.8 shall be made on a Pro Forma Basis.

(c) FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.3 Rules of Interpretation.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) The terms lease and license shall include sub-lease and sub-license.

(c) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.

(d) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) To the extent that any of the representations and warranties contained in Section 6 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 5.2(c) and the qualifier “in any material respect” contained in Section 9.1(d) shall not apply.

(f) Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein or in any other Credit Document, such phrase shall mean and refer to the actual knowledge of the Authorized Officers of such Person.

(g) This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Credit Parties, and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(h) Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

(i) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(j) Any reference herein or in any other Credit Document to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under each other Credit Document (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 2 LOANS AND LETTERS OF CREDIT

Section 2.1 Revolving Loans, Term Loan and Delayed Draw Term Loan.

(a) Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that, after giving effect to the making of any Revolving Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed without premium or penalty during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Term Loan. Subject to the terms and conditions set forth herein, the Lenders will make advances of their respective Term Loan Commitment Percentages of the term loan (the “Term Loan”) in an amount not to exceed the Term Loan Commitment, which Term Loan was disbursed to PTI in Dollars in a single advance on the Closing Date. Amounts repaid on the Term Loan may not be reborrowed.

(c) Mechanics for Revolving Loans and Term Loan.

(i) The Term Loan and, except pursuant to Section 2.2(b)(iii), all Revolving Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount.

(ii) Each time a Borrower desires that the Lenders make the Term Loan or a Revolving Loan, such Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 1:00 p.m. at least one (1) Business Day in advance of the proposed Credit Date.

(iii) Notice of receipt of each Funding Notice in respect of each Revolving Loan or Term Loan, together with the amount of each Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m.) not later than 4:00 p.m. on the same day as the Administrative Agent’s receipt of such notice from the applicable Borrower.

(iv) Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan or its Term Loan Commitment Percentage of the Term Loan available to the Administrative Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of such Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by such Borrower.

(d) Delayed Draw Term Loan. Subject to the terms and conditions set forth herein, the Delayed Draw Term Loan Lenders will, severally and not jointly, make advances of their respective Delayed Draw Term Loan Commitment Percentages of the Delayed Draw Term Loan in an amount not to exceed the Delayed Draw Term Loan Commitment, which Delayed Draw Term Loan was disbursed to PTI in Dollars as follows: (i) $5,000,000 on the Fifth Amendment Effective Date (the “Initial Delayed Draw Term Loan”) and (ii) $5,000,000 on August 17, 2020. Amounts repaid on the Delayed Draw Term Loan may not be reborrowed.

Section 2.2 Swingline Loans.

(a) Swingline Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make Swingline Loans to any Borrower in the aggregate amount up to but not exceeding the Swingline Sublimit; provided that, after giving effect to the making of any Swingline Loan, in no event shall (i) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments and (ii) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Commitment Period. The Swingline Lender’s Revolving Commitment shall expire on the Maturity Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swingline Loans.

(i) Each time a Borrower desires that the Swingline Lender make a Swingline Loan, such Borrower shall deliver to the Administrative Agent a Funding Notice no later than 11:00 a.m. on the proposed Credit Date. All Swingline Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount.

(ii) The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Administrative Agent from the Swingline Lender to be credited to the account of such Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by such Borrower.

(iii) With respect to any Swingline Loans which have not been voluntarily prepaid by a Borrower pursuant to Section 2.11, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrowers), no later than 11:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrowers) requesting that each Lender holding a Revolving Commitment make Revolving Loans to the applicable Borrower(s) on such Credit Date in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to any Borrower) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrowers, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrowers and shall be due under the Revolving Loan Note issued by the Borrowers to the Swingline Lender. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of any Borrower from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(iv) If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon. On the Business Day that notice is provided by the Swingline Lender (or by the 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks.

(v) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrowers or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (2) the Swingline Lender shall not be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 5.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Defaulting Lender exists, unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan, including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swingline Loans in a manner reasonably satisfactory to the Swingline Lender and the Administrative Agent.

Section 2.3 Issuances of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of any Borrower or any of its Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated

amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall (x) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of Letter of Credit Obligations exceed the Letter of Credit Sublimit; and (iv) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) seven (7) days prior to the Maturity Date, and (2) the date which is one (1) year from the date of issuance of such standby Letter of Credit. Subject to the foregoing (other than clause (iv)) the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided further that in the event that any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to Agents, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b) Notice of Issuance. Each time a Borrower desires the issuance of a Letter of Credit, such Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 1:00 p.m. at least three (3) Business Days or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 5.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance the Issuing Bank’s standard operating procedures (including, without limitation, the delivery by the applicable Borrower of such executed documents and information pertaining to such requested Letter of Credit, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require). Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrowers and the Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to any Credit Party. Notwithstanding anything to the contrary contained in this Section 2.3(c), each Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence, bad faith or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d) Reimbursement by the Borrowers of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the applicable Borrower and the Administrative Agent, and such Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the applicable Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 11:00 a.m. on the date such drawing is honored that such Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, such Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrowers shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and each Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the

Borrowers shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.3(d), the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the Borrowers in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrowers to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense (other than that such drawing has been repaid) or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, or financial condition of any Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence, bad faith or willful misconduct of the Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g) Indemnification. Without duplication of any obligation of the Credit Parties under Section 11.2, in addition to amounts payable as provided herein, each of the Credit Parties hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence, bad faith or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of a Borrower, the Borrowers shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment or any Term Loan Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans or the Term Loan, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon on the date of such Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.1(c) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by such Borrower, the Applicable Rate, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that a Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) a Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

Section 2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower and each other Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on each Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or such Borrower’s obligations in respect of any applicable Loans; and provided further that, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b) Notes. The Borrowers shall execute and deliver to each (i) Lender on the Tenth Amendment Effective Date and (ii) Person who is a permitted assignee of such Lender pursuant to Section 11.5, in each case to the extent requested by such Person, a Note or Notes to evidence such Person’s portion of the Revolving Loans, Swingline Loans, Term Loan or Delayed Draw Term Loan, as applicable.

Section 2.6 Scheduled Principal Payments.

(a) Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Maturity Date.

(b) Swingline Loans. The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Maturity Date.

(c) Term Loan. The principal amount of the Term Loan shall be repaid in installments on the date and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.11), unless accelerated sooner pursuant to Section 9:

Payment Dates	Principal Amortization Payment
March 31, 2016	$437,500
June 30, 2016	$437,500
September 30, 2016	$437,500
December 31, 2016	$437,500
March 31, 2017	$437,500
June 30, 2017	$437,500
September 30, 2017	$437,500
December 31, 2017	$437,500
March 31, 2018	$437,500
June 30, 2018	$437,500
September 30, 2018	$437,500
December 31, 2018	$437,500
March 31, 2019	$875,000
June 30, 2019	$875,000
September 30, 2019	$875,000
December 31, 2019	$813,500
March 24, 2020	$813,500
December 31, 2021	$813,500
March 31, 2022	$813,500
June 30, 2022	$813,500
September 30, 2022	$813,500
December 31, 2022	$813,500
March 31, 2023	$813,500
June 30, 2023	$813,500
September 30, 2023	$813,500
December 31, 2023	$813,500
March 31, 2024	$813,500
Maturity Date	Outstanding Principal Balance of Term Loan

(d) Delayed Draw Term Loan. The principal amount of the Delayed Draw Term Loan is due and payable in full on the Maturity Date.

Section 2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the Applicable Rate.

(b) [Reserved.]

(c) [Reserved.]

(d) Interest payable pursuant to this Section 2.7 shall be computed on the basis of a year of three hundred sixty (360) days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, then one (1) day’s interest shall be paid on that Loan.

(e) [Reserved.]

(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan or Term Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(g) Each Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of such Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans, and (ii) thereafter, a rate which is the lesser of (y) two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans, and (z) the Highest Lawful Rate.

(h) Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a year of three hundred sixty (360) days, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.7(g), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.

(i) Notwithstanding anything to the contrary contained herein, the Delayed Draw Term Loan shall not bear interest on the unpaid principal amount thereof at any time.

Section 2.8 [Reserved.]

Section 2.9 Default Rate of Interest.

(a) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, the principal amount of all outstanding Obligations hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws until such defaulted amount shall have been paid in full.

(b) If any amount (other than principal of any Loan) payable by a Borrower under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws until such defaulted amount shall have been paid in full.

(c) Upon the occurrence and during the continuance of an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d) Upon the occurrence and during the continuance of an Event of Default other than an Event of Default under Section 9.1(f) or Section 9.1(g), the Borrowers shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(e) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f) [Reserved.]

(g) Notwithstanding anything to the contrary contained herein, Obligations in respect of the Delayed Draw Term Loan shall not bear interest at the Default Rate at any time.

Section 2.10 Fees.

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate of the actual daily amount by which the Aggregate Revolving Commitments exceeds the Total Revolving Outstandings, subject to adjustments as provided in Section 2.16. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Tenth Amendment Effective Date, and on the Maturity Date; provided that (1) no Commitment Fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments.

(b) Letter of Credit Fees.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate multiplied by the daily maximum amount available to be drawn under such Letter of Credit (collectively, the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Rate during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Sections 9.1(f) and (g), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Sections 9.1(f) or (g), then upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrowers shall pay directly to the Issuing Bank for its own account a fronting fee, with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). In addition, the Borrowers shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees. The Borrowers shall pay to Regions Capital Markets, a division of Regions Bank, and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.

(d) Fees, Original Issue Discount in Respect of the Delayed Draw Term Loan. The Borrowers and the Delayed Draw Term Loan Lenders covenant and agree that at no time shall any fees be paid in respect of, or original issue discount occur in respect of, the Delayed Draw Term Loan, except prior to the Tenth Amendment Effective Date in respect of the Units issued to Catterton Management Company L.L.C. and its affiliated funds on or about the Fifth Amendment Effective Date.

Section 2.11 Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty:

(A) with respect to Loans other than Swingline Loans, each Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount; and

(B) with respect to Swingline Loans, each Borrower may prepay any such Loans on any Business Day in whole or in part in any amount;

(ii) All such prepayments shall be made upon written or telephonic notice on the date of prepayment;

in each case given to the Administrative Agent, or the Swingline Lender, as the case may be, by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

Notwithstanding anything to the contrary contained in this Agreement, (A) the Borrowers may rescind any notice of prepayment under this Section 2.11(a) if such prepayment would have resulted from a refinancing of all of the applicable Loans, which refinancing shall not be consummated or shall otherwise be delayed and (B) the Borrowers may not prepay the Delayed Draw Term Loan (except, for the avoidance of doubt, as a result of any mandatory prepayment required pursuant to Section 2.11(c)(iv)).

(b) Voluntary Revolving Commitment Reductions.

(i) The Borrowers may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentages thereof); provided that (A) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount, (B) the Borrowers shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Total Revolving Outstandings exceed the Aggregate Revolving Commitments and (C) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

(ii) The Borrowers’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrowers’ notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof.

(iii) Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Revolving Commitments if such termination would have resulted from a refinancing of all of the applicable Loans, which refinancing shall not be consummated or otherwise shall be delayed.

(c) Mandatory Prepayments.

(i) Revolving Commitments. If at any time (A) the Total Revolving Outstandings shall exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided that, except with respect to clause (B), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

(ii) Asset Sales and Involuntary Dispositions. Prepayment will be made on the Obligations within five (5) Business Days following receipt of Net Cash Proceeds required to be prepaid pursuant to the provisions hereof in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Asset Sale (other than Asset Sales permitted pursuant to Sections 8.10(a), (b) or (d)) or Involuntary Disposition by a Borrower or any of its Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing and, if Net Cash Proceeds are received on or after the Ninth Amendment Effective Date, the Compliance Date has occurred, no prepayment shall be required under this Section 2.11(c)(ii) to the extent that (x) such excess Net Cash Proceeds are reinvested in assets used or useful in the business of a Borrower and its Subsidiaries within 180 days after receipt of such excess Net Cash Proceeds or (y) such excess Net Cash Proceeds are committed to be reinvested pursuant to a legally binding agreement in assets used or useful in the business of a Borrower and its Subsidiaries within 180 days after the receipt of such excess Net Cash Proceeds and are thereafter actually reinvested by such Credit Party or such Subsidiary in assets used or useful in the business of a Borrower and its Subsidiaries within 365 days after the receipt of such excess Net Cash Proceeds.

(iii) Debt Transactions. Prepayment will be made on the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions on the Business Day following receipt thereof.

(iv) Excess Cash Flow. Prepayment will be made on the Obligations, on the Business Day following delivery of each annual Compliance Certificate delivered under Section 7.1(c), commencing with the delivery of the annual Compliance Certificate for the Fiscal Year ending December 31, 2020, in an amount equal to (A) fifty percent (50%) of Consolidated Excess Cash Flow less (B) the amount of any voluntary prepayments of the Revolving Obligations made during such Fiscal Year that are accompanied by permanent voluntary reductions in the Aggregate Revolving Commitments less (C) the amount of any voluntary prepayments of the Outstanding Amount of the Term Loan made during such Fiscal Year, including without limitation the amount of the prepayment of the Outstanding Amount of the Term Loan occurring on the Tenth Amendment Effective Date.

Section 2.12 Application of Prepayments.

(a) Voluntary Prepayments. Voluntary prepayments will be applied as specified by the applicable Borrower.

(b) Mandatory Prepayments. Mandatory prepayments will be applied as follows:

(i) Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c)(i) above shall be applied to the respective Revolving Obligations as appropriate but without a permanent reduction thereof.

(ii) Mandatory prepayments in respect of Asset Sales and Involuntary Dispositions under Section 2.11(c)(ii) and Debt Transactions under Section 2.11(c)(iii) shall be applied as follows: first, to the Term Loan until paid in full; second, to the Revolving Obligations without a permanent reduction thereof; and third, to the Delayed Draw Term Loan. Mandatory prepayments with respect to the Term Loan will not be applied to the remaining scheduled principal installments but shall instead be applied to reduce the amount of scheduled payment due at the Maturity Date.

(iii) Mandatory prepayments in respect of Consolidated Excess Cash Flow under Section 2.11(c)(iv) required in connection with the delivery of the annual Compliance Certificate for the Fiscal Years ending December 31, 2020 and December 31, 2021 shall be applied as follows: first, to the Term Loan until paid in full; second, to the Delayed Draw Term Loan until paid in full; and third, to the Revolving Obligations without a permanent reduction thereof. Mandatory prepayments with respect to the Term Loan will not be applied to the remaining scheduled principal installments but shall instead be applied to reduce the amount of scheduled payment due at the Maturity Date.

(iv) Mandatory prepayments in respect of Consolidated Excess Cash Flow under Section 2.11(c)(iv) required in connection with the delivery of the annual Compliance Certificate for each Fiscal Year ending on or after December 31, 2022 shall be applied as follows: first, to the Term Loan until paid in full; second, to the Revolving Obligations without a permanent reduction thereof; and third, to the Delayed Draw Term Loan until paid in full. Mandatory prepayments with respect to the Term Loan will not be applied to the remaining scheduled principal installments but shall instead be applied to reduce the amount of scheduled payment due at the Maturity Date.

(c) Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders entitled to such prepayment ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a)(ii) hereof).

Section 2.13 General Provisions Regarding Payments.

(a) All payments by the Borrowers of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition.

(b) In the event that the Administrative Agent is unable to debit a deposit account of a Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time). For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next Business Day.

(c) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e) [Reserved.]

(f) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(g) The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of a Borrower hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the applicable Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each of the Credit Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.15 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(a) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.3) but shall be released upon the cure, termination or waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4(a)(iii).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Such Defaulting Lender shall not be entitled to receive any Commitment Fee, any fees with respect to Letters of Credit (except as provided in clause (b) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clauses (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17 Removal or Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.2, (b) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, (c) [reserved], (d) any Lender is a Defaulting Lender, or (e) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document that has been approved by the Required Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5), all of its interests, rights (other than its rights under Section 3.2 and Section 3.3) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.5(b)(iv) (unless waived by the Administrative Agent in its sole discretion);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrowers and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment Agreement shall have been given.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.18 Joint and Several Liability.

(a) The Obligations of the Borrowers hereunder shall be joint and several in nature regardless of which such Person actually receives or received (or receives or received the proceeds of) Loans, Letters of Credit and other extensions of credit hereunder or the amount of such Loans, Letters of Credit and other extensions of credit received or the manner in which the Administrative Agent or any Lender accounts for such Loans, Letters of Credit and other extensions of credit on its books and records. Each Borrower’s obligations with respect to Loans, Letters of Credit and other extensions of credit made to it hereunder, and each such Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans, Letters of Credit and other extensions of credit made to and other Obligations owing by the other Borrowers hereunder shall be primary obligations of each such Borrower.

(b) The obligations of the Borrowers under clause (a) above are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, any Secured Swap Agreement, any Secured Treasury Management Agreement, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Borrowers hereunder shall be absolute and unconditional under any and all circumstances. Each Borrower agrees that with respect to its obligations under the foregoing clause (a), such Borrower shall have no right of subrogation, indemnity, reimbursement or contribution against the any other Borrower for amounts paid under this Section until such time as the Obligations have been paid in full and the Revolving Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Borrower under the foregoing clause (a), which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Secured Swap Agreement, any Secured Treasury Management Agreement, or any other agreement or instrument referred to in such Credit Documents, Secured Swap Agreements or Secured Treasury Management Agreements, shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Secured Swap Agreement, any Secured Treasury Management Agreement, or any other agreement or instrument referred to in such Credit Documents, Secured Swap Agreements or Secured Treasury Management Agreements, shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Borrower) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Borrower).

(c) With respect to its obligations under the foregoing clause (a), each Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Secured Swap Agreement, any Secured Treasury Management Agreement, or any other agreement or instrument referred to in such Credit Documents, Secured Swap Agreements, Secured Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 3 YIELD PROTECTION

Section 3.1 [Reserved.]

Section 3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender, the Issuing Bank or the Swingline Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the circumstances giving rise thereto shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, such Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that a Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, delivers to such Borrower the certificate referenced in Section 3.2(c) and notifies such Borrower of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) In the event any Lender or Issuing Bank seeks compensation pursuant to this Section 3.2 that it would not have otherwise been entitled to seek expect pursuant to the operation of the proviso in the definition of “Change in Law”, such Lender or Issuing Bank shall provide a certificate to the applicable Borrower that it is generally also seeking such compensation from similarly situated borrowers under syndicated loan facilities similar to the facilities set forth herein

(f) Notwithstanding anything to the contrary set forth herein, nothing in this Section 3.2 shall be applicable to a Delayed Draw Term Loan Lender.

Section 3.3 Taxes.

(a) Issuing Bank. For purposes of this Section 3.3, the term “Lender” shall include the Issuing Bank and the term “Applicable Law” shall include FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnification.

(i) The Credit Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Administrative Agent within ten (10) Business Days after demand therefor, for (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 3.4 Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires a Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of such Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or Section 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4 GUARANTY

Section 4.1 The Guaranty.

(a) Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Lenders, the Qualifying Swap Banks, the Qualifying Treasury Management Banks and the other holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full (other than contingent and indemnified obligations not then due and owing) when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Agreements, Treasury Management Agreements or other documents relating to the Obligations, (a) the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.2 Obligations Unconditional.

(a) The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Obligations have been paid in full (other than contingent and indemnified obligations not then due and owing) and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider, or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

(b) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3 Reinstatement. The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

Section 4.5 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full (other than contingent and indemnified obligations not then due and owing) and the Commitments have terminated.

Section 4.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.8 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Guaranty and the Collateral Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 4, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full (other than contingent and indemnified obligations not then due and owing) and the commitments relating thereto have expired or terminated, or, with respect to any Guarantor, if earlier, such Guarantor is released from its Guaranteed Obligations in accordance with Section 10.10(a). Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5 CONDITIONS PRECEDENT

Section 5.1 [Reserved.]

Section 5.2 Conditions to Each Credit Extension (Revolving Loans; Term Loan). The obligation of each Lender to fund its Term Loan Commitment Percentage or Revolving Commitment Percentage of any Credit Extension on any Credit Date are subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension;

(b) after making the Credit Extension requested on such Credit Date, (i) the aggregate outstanding principal amount of the Revolving Loans shall not exceed the aggregate Revolving Commitments then in effect and (ii) the aggregate outstanding principal amount of the Term Loan shall not exceed the respective Term Loan Commitments then in effect;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (but without duplication of any existing materiality qualifiers) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Section 6 REPRESENTATIONS AND WARRANTIES

Each Borrower and each other Credit Party represents and warrants to each Agent and Lender, that the following statements are true and correct:

Section 6.1 Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing, and could not be reasonably expected to have, a Material Adverse Effect.

Section 6.2 Equity Interests and Ownership. The Equity Interests of each Credit Party and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.

Section 6.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 6.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any Applicable Laws relating to any Credit Party, any of the Organizational Documents of any Credit Party, or any order, judgment or decree of any court or other agency of government binding on any Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligations of any Credit Party; or (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent for the benefit of the holders of the Obligations) whether now owned or hereafter acquired; except with respect to any breach, conflict or violation (but not creation of Liens) other than with respect to Organizational Documents referenced in clause (a), to the extent that such breach, conflict or violation would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 6.5 Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require, as a condition to the effectiveness thereof, any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date or the Tenth Amendment Effective Date, as the case may be, (b) those consents, approvals, notices or other actions, the failure of which to obtain or make would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (c) other filings, recordings or consents which have been obtained or made, as applicable.

Section 6.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability.

Section 6.7 Financial Statements.

(a) The audited consolidated sheet of Parent and its Subsidiaries for the most recent Fiscal Year ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness; provided that such financial statements for the Fiscal Year ended December 31, 2020 may be separated into financial statements for Parent and its Subsidiaries (excluding PTI and its direct and indirect Subsidiaries), on the one hand, and for PTI and its Subsidiaries, on the other hand.

(b) The unaudited consolidated balance sheet of Parent and its Subsidiaries for the most recent Fiscal Quarter ended, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness; provided that such financial statements for the Fiscal Quarters ended prior to December 31, 2021 may be separated into financial statements for Parent and its Subsidiaries (excluding PTI and its direct and indirect Subsidiaries), on the one hand, and for PTI and its Subsidiaries, on the other hand.

(c) The consolidated forecasted balance sheet and statements of income and cash flows of Parent and its Subsidiaries delivered pursuant to Section 7.1(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ good faith estimate of their future financial condition and performance, it being understood that such projections as to future events are not to be viewed as facts, are subject to significant uncertainties and contingencies, and actual results may vary materially; provided that the financial statements that are the subject of this Section 6.7(c) provided for each Fiscal Year ended on or prior to December 31, 2021 shall relate exclusively to PTI and its Subsidiaries.

Section 6.8 No Material Adverse Effect; No Default.

(a) No Material Adverse Effect. Since the Closing Date with respect to the Credit Parties that were party to this Agreement prior to the Tenth Amendment Effective Date and since the Tenth Amendment Effective Date with respect to the Credit Parties that were not party to this Agreement prior to the Tenth Amendment Effective Date, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(b) No Default. No Default has occurred and is continuing.

Section 6.9 Tax Matters. Each Credit Party and its subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective properties, assets, income, businesses and franchises otherwise due and payable, except those being actively contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

Section 6.10 Properties.

(a) Title. Each of the Credit Parties and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective tangible properties and assets reflected in their financial statements and other information referred to in Section 6.7 and in the most recent financial statements delivered pursuant to Section 7.1, in each case except for (A) assets disposed of since the date of such financial statements as permitted under Section 8.10 and (B) where the failure to have such title or other interest would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens other than Permitted Liens.

(b) Real Estate. As of the Tenth Amendment Effective Date, Schedule 6.10(b) contains a true, accurate and complete list of all Real Estate Assets of the Credit Parties.

(c) Intellectual Property. Each Credit Party and its Subsidiaries owns or has the right to use all Intellectual Property that is necessary for the present conduct of its business, free and clear of Liens (other than Permitted Liens), without conflict with the rights of any other Person unless the failure to own or have the right to use or such conflict could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of each Credit Party, no Credit Party nor any of its Subsidiaries is infringing or misappropriating the Intellectual Property rights of any other Person unless such infringement, misappropriation, dilution or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.11 Environmental Matters. No Credit Party nor any of its Subsidiaries nor any of their respective current Facilities (solely during and with respect to such Person’s ownership thereof) or operations, and to their knowledge, no former Facilities (solely during and with respect to any Credit Party’s or its Subsidiary’s ownership thereof), are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) no Credit Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and

Liability Act (42 U.S.C. § 9604) or any comparable state law; (c) there are and, to each Credit Party’s and its Subsidiaries’ knowledge, have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against such Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (d) no Credit Party nor any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility (solely during and with respect to such Credit Party’s or its Subsidiary’s ownership thereof), and neither any Borrower’s nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any equivalent state rule defining hazardous waste. Compliance with all current requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.12 No Defaults. No Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, except in each case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 6.13 No Litigation or other Adverse Proceedings. There are no Adverse Proceedings that (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.14 Information Regarding Parent and its Subsidiaries. Set forth on Schedule 6.14, is the jurisdiction of organization, the exact legal name (and for the prior five (5) years or since the date of its formation has been) and the true and correct U.S. taxpayer identification number (or foreign equivalent, if any) of Parent and each of its Subsidiaries as of the Tenth Amendment Effective Date. Except as set forth on Schedule 6.14, as of the Tenth Amendment Effective Date, there is no existing option, warrant, call, right, commitment, buy-sell, voting trust or other shareholder agreement or other agreement to which any Subsidiary is a party requiring, and there is no membership interest or other Equity Interests of any Subsidiary outstanding which upon conversion or exchange would require, the issuance by any Subsidiary of any additional membership interests or other Equity Interests of any Subsidiary or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Subsidiary.

Section 6.15 Governmental Regulation.

(a) No Credit Party or any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940. No Credit Party or any of its Subsidiaries is an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(b) No Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. To its knowledge, no Credit Party or any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Credit Party or any of its Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c) None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(d) None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than ten percent (10%) of its assets located in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(e) Each Credit Party and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or any of its Subsidiaries or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

(f) To the extent applicable, each Credit Party and its Subsidiaries are in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (as amended from time to time, the “Patriot Act”).

(g) No Credit Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to such Credit Party will be used (i) to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time or (ii) to finance or refinance any (A) commercial paper issued by such Credit Party or (B) any other Indebtedness, except for Indebtedness that such Credit Party incurred for general corporate or working capital purposes or for capital expenditures.

(h) No Credit Party is an Affected Financial Institution.

Section 6.16 Employee Matters. No Credit Party or any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Credit Party or any of its Subsidiaries, or to the best knowledge of each Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or any of its Subsidiaries or to the best knowledge of each Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or to the knowledge of each Credit Party, threatened that involves any Credit Party or any of its Subsidiaries, and (c) to the best knowledge of each Credit Party, no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries and, to the best knowledge of each Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 6.17 Pension Plans. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each of the Credit Parties and their Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations thereunder with respect to its Pension Plan, and have performed all their obligations under each Pension Plan in all material respects, (b) each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service indicating that such Pension Plan is so qualified and, to the best knowledge of the Credit Parties, nothing has occurred subsequent to the issuance of such determination letter which would cause such Pension Plan to lose its qualified status except where such event could not reasonably be expected to result in a Material Adverse Effect, (c) except as could not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan (other than for routine claims and required funding obligations in the ordinary course) or any trust established under Title IV of ERISA has been incurred by any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates, (d) except as would not reasonably be expected to result in liability to the Credit Parties or any of their Subsidiaries in excess of $1,000,000, no ERISA Event has occurred, and (e) except to the extent required under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA or similar state laws and except as could not reasonably be expected to have a Material Adverse Effect, no Pension Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of a Borrower or any of its Subsidiaries. As of the Tenth Amendment Effective Date, no Credit Party nor any of its Subsidiaries are, and will not be, a Benefit Plan.

Section 6.18 Solvency. Each Borrower, individually, and the Credit Parties and their Subsidiaries taken as a whole on a consolidated basis are and, upon the incurrence of any Credit Extension on any date on which this representation and warranty is made, will be, Solvent.

Section 6.19 Compliance with Laws. Each Credit Party and its Subsidiaries is in compliance with (a) the Patriot Act and OFAC rules and regulations as provided in Section 6.15 and (b) except such non-compliance with such other Applicable Laws that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, all other Applicable Laws. Each Credit Party and its Subsidiaries possesses all certificates, authorities or permits issued by appropriate Governmental Authorities necessary to conduct the business now operated by them and the failure of which to have could reasonably be expected to have a Material Adverse Effect and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit the failure of which to have or retain could reasonably be expected to have a Material Adverse Effect.

Section 6.20 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of the Credit Parties or any of their Subsidiaries for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information contained in such materials) contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in any material manner in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

Section 6.21 Insurance. The properties of the Credit Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates. The insurance coverage of Parent and its Subsidiaries as in effect on the Tenth Amendment Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.21.

Section 6.22 Pledge and Security Agreement. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law), and the Pledge and Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the obligors thereunder in such Collateral, in each case prior and superior in right to any other Lien (subject to Permitted Liens) (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor (to the extent such security interest can be perfected by filing under the UCC).

Section 7 AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been paid in full (other than contingent and indemnified obligations not then due and owing) or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

Section 7.1 Financial Statements and Other Reports. The Borrowers will deliver, or will cause to be delivered, to the Administrative Agent:

(a) Quarterly Financial Statements for Parent and its Subsidiaries. Within (i) forty-five (45) days after the end of each of the first three (3) Fiscal Quarter of each Fiscal Year and (ii) ninety (90) days after the end of the fourth Fiscal Quarter of each Fiscal Year, the consolidated balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (except for the absence of notes and normal recurring year-end adjustments), all in reasonable detail and consistent in all material respects with the manner of presentation as of the Tenth Amendment Effective Date, and a combined restaurant operating statement by brand, together with a Financial Officer Certification with respect thereto.

(b) Audited Annual Financial Statements for Parent and its Subsidiaries. Within one hundred and fifty (150) days after the end of each Fiscal Year of Parent, (i) the consolidated balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and consistent in all material respects with the manner of presentation as of the Tenth Amendment Effective Date, and a combined restaurant operating statement by brand, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Parent, which report shall be unqualified as to going concern (other than solely with respect to, or resulting solely from, an upcoming maturity date under the Revolving Loans occurring within one year from the time such opinion is delivered) and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(c) Compliance Certificate. Together with each delivery of the financial statements pursuant to clauses (a) and (b) of Section 7.1, commencing with the Fiscal Quarter ending March 31, 2016, a duly completed Compliance Certificate.

(d) Annual Budget. Within sixty (60) days following the end of each Fiscal Year of Parent, forecasts prepared by management of Parent, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Parent and its Subsidiaries on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year(s) in which the Maturity Date occurs), and a combined restaurant operating statement by brand.

(e) Information Regarding Collateral. (a) Each Credit Party will furnish to the Collateral Agent prior written notice of any change (i) in such Credit Party’s legal name, (ii) in such Credit Party’s corporate structure, or (iii) in such Credit Party’s Federal Taxpayer Identification Number.

(f) Securities and Exchange Commission Filings. Promptly after the same are filed, copies of all annual, regular, periodic and special reports and registration statements that any Credit Party may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, provided that any documents required to be delivered pursuant to this Section 7.1(f) shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website, or (ii) on which such documents are posted on Parent’s behalf on EDGAR Online, Debtdomain or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided further that: (x) upon written request by the Administrative Agent, the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(g) Notice of Default and Material Adverse Effect. Promptly upon any Authorized Officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto or (ii) the occurrence of any Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition or change, and what action the Credit Parties have taken, are taking and propose to take with respect thereto.

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) (1) promptly upon reasonable request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan; and (2) promptly after their receipt, copies of all notices received by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event.

(i) Securities and Exchange Commission Investigations. Promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof.

(j) Other Information. (i) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders acting in such capacity; provided that no Credit Party shall be required to deliver to the Administrative Agent or any Lender the minutes of any meeting of its Board of Directors, and (ii) such other information and data with respect to any Credit Party or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent (or by any Lender through the Administrative Agent).

(k) Monthly Restaurant Reports. Within thirty (30) days after the end of each calendar month (commencing with the calendar month ending as of March 31, 2018), a summary with respect to each restaurant owned or operated by any Borrower or any of its Subsidiaries, in form and detail reasonably satisfactory to the Administrative Agent, certified by an Authorized Officer of Parent as fairly presenting in all material respects the profits and/or losses of each restaurant.

(l) Monthly Cash Flow Projections. Within thirty (30) days after the end of each calendar month (commencing with the calendar month ending as of October 31, 2019), projections prepared by management of Parent, in form reasonably satisfactory to the Administrative Agent, of the cash flows of Parent and its Subsidiaries for the immediately following thirteen (13) week period.

(m) Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each calendar month (commencing with the month ending February 28, 2021) until the Compliance Date, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such calendar month and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such calendar month and for the period from the beginning of the then current Fiscal Year to the end of such calendar month, all in reasonable detail and consistent in all material respects with the manner of presentation as of the Tenth Amendment Effective Date, together with a Financial Officer Certification with respect thereto.

(n) Additional Reporting. On the 14th day of each calendar month (commencing on April 14, 2021), or if such day is not a Business Day, then on the next succeeding Business Day, in each case in form and detail reasonably satisfactory to the Administrative Agent: (i) a revenue flash report of Parent and its Subsidiaries on a consolidated basis and for each restaurant location; and (ii) a report (in e-mail form) to the Administrative Agent stating the amount of the Credit Parties’ Liquidity as of the close of business on the last Business Day of the immediately preceding calendar month, together with reasonable detail supporting the calculation; provided that from and after the Compliance Date the reporting required pursuant to this clause (n) shall instead be delivered on a quarterly basis as soon as available but in any event within ten (10) Business Days after the end of each Fiscal Quarter of Parent and the references in this clause (n) to “month” shall be deemed to mean “Fiscal Quarter of Parent”.

Each notice pursuant to clause (g) of this Section 7.1 shall be accompanied by a statement of an Authorized Officer of Parent setting forth details of the occurrence referred to therein and stating what action Parent and/or the other applicable Credit Party has taken and proposes to take with respect thereto.

As to any information contained in materials furnished pursuant to Section 7.1(f), the Borrowers shall not be separately required to furnish such information under Section 7.1(a) or Section 7.1(j) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Section 7.1(a) and Section 7.1(j) above at the times specified therein.

Section 7.2 Existence. Each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business other than as permitted under Section 8.10.

Section 7.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay (a) all federal, state and other taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon and (b) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. Each Credit Party will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than any Borrower or any Subsidiary).

Section 7.4 Maintenance of Properties. Except if the failure to do so would not reasonable be expected to result in, individually or in the aggregate, a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, all material tangible properties used or useful in the business of any Credit Party and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 7.5 Insurance. The Credit Parties will maintain, and will cause its Subsidiaries to maintain, with financially sound and reputable insurers, property insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the each Credit Party and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party and its Subsidiaries will maintain or cause to be maintained (a) with respect to any Flood Hazard Property, flood insurance with respect to each such Flood Hazard Property, if any, that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each general liability insurance policy, name the Collateral Agent, on behalf of the holders of the Obligations, as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a lender’s loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the holders of the Obligations, as the lender’s loss payee thereunder and provides for at least thirty (30) days’ prior written notice (or such shorter prior written notice as may be agreed by the Collateral Agent in its reasonable discretion) to the Collateral Agent of any modification or cancellation of such policy.

Section 7.6 Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Collateral Agent to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that such visits shall be limited to two (2) times per year (and one such visit shall be at the expense of the Borrowers) unless an Event of Default shall have occurred and be continuing and that when an Event of Default exists the Administrative Agent, the Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

Section 7.7 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with (a) the Patriot Act and OFAC rules and regulations, and (b) all other Applicable Laws, noncompliance with which, with respect to clause (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.8 Use of Proceeds. The Credit Parties will use the proceeds of the Credit Extensions (other than in respect of the Delayed Draw Term Loan) (a) to pay a portion of the consideration for the Original ACFP Acquisition, (b) for working capital, capital expenditures and general corporate purposes (including Permitted Acquisitions), (c) to refinance substantially simultaneously with the closing of this Agreement certain existing Indebtedness of PTI and its Subsidiaries, (d) to pay transaction fees, costs and expenses related to the Original ACFP Acquisition, the entering into by certain of the Credit Parties of the Credit Documents on the Closing Date and the other transactions consummated contemporaneously therewith, in each case not in contravention of Applicable Laws or of any Credit Document, and/or (e) to

pay transaction fees, costs and expenses related to the ACFP Acquisition, the entering into by certain of the Credit Parties of the Credit Documents on the Tenth Amendment Effective Date and the other transactions consummated contemporaneously therewith, in each case not in contravention of Applicable Laws or of any Credit Document. No portion of the proceeds of any Credit Extension shall be used (i) to refinance any commercial paper, or (ii) in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time or any other regulation thereof or to violate the Exchange Act. The Credit Parties will use the proceeds of the Credit Extensions in respect of the Delayed Draw Term Loan (A) for working capital, capital expenditures and general corporate purposes (excluding Permitted Acquisitions), and/or (B) to pay transaction fees, costs and expenses related to the transactions contemplated by the Fifth Amendment, in each case not in contravention of Applicable Laws or of any Credit Document.

Section 7.9 Environmental Matters. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) respond to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.10 Additional Real Estate Assets.

(a) In the event that any Credit Party acquires a fee interest in a Real Estate Asset with a fair market value in excess of $1,000,000, then such Credit Party, no later than sixty (60) days (or such longer period as may be agreed in writing by the Collateral Agent) after acquiring such Real Estate Asset shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates (for the avoidance of doubt, not to include leasehold mortgages with respect to any leased properties) similar to those described in clause (b) immediately below that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in such Real Estate Asset. In addition to the foregoing, the applicable Credit Party shall, at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent has been granted a Lien.

(b) In order to create in favor of the Collateral Agent, for the benefit of the holders of the Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in, any Real Estate Asset that is prior and superior in right to any other Lien (other than Permitted Liens), the Administrative Agent and the Collateral Agent (with copies sufficient for each Lender) shall have received from the applicable Credit Party with respect to such Real Estate Asset:

(i) a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Real Estate Asset;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which such Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iii) (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent (each, a “Title Policy”) with respect to such Real Estate Asset, in amounts not less than the fair market value of such Real Estate Asset, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (b) evidence reasonably satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Real Estate Asset in the appropriate real estate records;

(iv) a recently issued flood zone determination certificate;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Collateral Agent;

(vi) if an exception to the Title Policy with respect to any Real Estate Asset subject to a Mortgage would arise without such ALTA surveys, ALTA surveys of such Real Estate Asset; and

(vii) reports and other reasonable information, in form, scope and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to such Real Estate Asset.

Section 7.11 Pledge of Personal Property Assets.

(a) Equity Interests. Each Borrower and each other Credit Party shall cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests of each Domestic Subsidiary and (ii) sixty-five percent (65%) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in the case of each Foreign Subsidiary that is directly owned by any Credit Party to be subject at all times to a first priority lien (subject to any Permitted Lien) in favor of the Collateral Agent, for the benefit of the holders of the Obligations, pursuant to the terms and conditions of the Collateral Documents, together with any filings and deliveries or other items reasonably requested by the Collateral Agent necessary in connection therewith (to the extent not delivered on the Closing Date) to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent.

(b) Personal Property. Each Borrower and each other Credit Party shall (i) cause all of its owned and leased personal property (other than Excluded Property) to be subject at all times to first priority (subject to any Permitted Lien), perfected Liens in favor of the Collateral Agent, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Collateral Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Collateral Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, and other items reasonably requested by the Collateral Agent necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Collateral Agent.

Section 7.12 Books and Records. Each Credit Party will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrowers in conformity with GAAP.

Section 7.13 Additional Subsidiaries. Within forty-five (45) days after the acquisition or formation of any Subsidiary (or such later date upon which such Subsidiary commences business):

(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the applicable Credit Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is a Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent (A) copies of articles of incorporation, certificate of organization or formation, or other like document for such Subsidiary, which shall be certified to be true and complete by an Authorized Officer of such Subsidiary, (B) (I) copies of bylaws, operating agreement, partnership agreement or like document for such Subsidiary, (II) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents to which such Subsidiary is joining as a Guarantor, and (III) incumbency certificates for such Subsidiary, in each case certified by an Authorized Officer in form and substance satisfactory to the Administrative Agent, (C) copies of certificates of good standing, existence or the like of a recent date for such Subsidiary from the appropriate Governmental Authority of its jurisdiction of formation or organization, and (iii) deliver or cause to be delivered to the Collateral Agent (A) such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral of such Subsidiary that would constitute Collateral, as determined by the Collateral Agent, (B) such patent, trademark and copyright notices, filings and recordations necessary or appropriate to perfect the security interests in intellectual property and intellectual property rights that would constitute Collateral, as determined by the Collateral Agent, provided that nothing in this Agreement shall require any Subsidiary to make any filings or take any actions to record or perfect the Collateral Agent’s Lien on and security interest in any intellectual property or intellectual property rights outside of the United States, (C) original certificates evidencing any certificated Equity Interests that when pledged would constitute Collateral, together with undated stock transfer powers executed in blank, and (D) certificates of insurance for casualty, liability and any other insurance with respect to such Subsidiary required by the Credit Documents, identifying the Collateral Agent as lender’s loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate, in each case in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 7.14 Primary Treasury Management. The Credit Parties that were party to this Agreement prior to the Tenth Amendment Effective Date shall maintain at all times their primary deposit accounts and treasury management with Regions Bank; provided, however, to the extent that the foregoing is determined not to be practicable by PTI in its reasonable judgment, within one hundred and twenty (120) days following the Closing Date (or such later date as agreed to by the Administrative Agent) such Credit Parties shall execute and deliver deposit account control agreements, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each deposit account of such Credit Parties (other than deposit accounts consisting of Excluded Property maintained by any such Credit Party). The Credit Parties that were not party to this Agreement prior to the Tenth Amendment Effective Date shall, within sixty (60) days following the Tenth Amendment Effective Date (or such later date as agreed to by the Administrative Agent), execute and deliver deposit account control agreements, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each deposit account of such Credit Parties (other than deposit accounts consisting of Excluded Property maintained by any such Credit Party).

Section 8 NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been paid in full (other than contingent and indemnified obligations not then due and owing) or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 8.

Section 8.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

(a) the Obligations;

(b) Indebtedness of any Credit Party (other than Parent) to any other Credit Party;

(c) Indebtedness existing on the Tenth Amendment Effective Date and described in Schedule 8.1;

(d) Indebtedness with respect to (x) Capital Leases and (y) purchase money Indebtedness; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness; provided further that the sum of the aggregate principal amount of any Indebtedness under this clause (e) shall not exceed $1,500,000 at any time;

(e) Indebtedness in respect of any Swap Agreement that is entered into in the ordinary course of business to hedge or mitigate risks to which any Credit Party or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities (it being acknowledged by the Borrowers that a Swap Agreement entered into for speculative purposes or of a speculative nature is not a Swap Agreement entered into in the ordinary course of business to hedge or mitigate risks);

(f) (i) any guaranty of a Credit Party with respect to a lease held by any other Credit Party and (ii) any guarantee by any Credit Party of Indebtedness or other obligations of any other Credit Party so long as such Indebtedness or obligation could have been incurred directly by the Credit Party providing such guarantee in accordance with the terms hereof;

(g) Indebtedness incurred by any Credit Party constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(h) Indebtedness arising from agreements of any Credit Party providing for indemnification, adjustment of purchase price, unsecured Earn Out Obligations or similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition or disposition of any business or assets of such Credit Party permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets of a Credit Party for the purpose of financing such acquisition;

(i) obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by any Credit Party or obligations in respect of letters of credit, bank guarantee or similar instruments related thereto, in each case, in the ordinary course of business;

(j) (i) Indebtedness occurred in ordinary course of business of the Credit Parties with banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances and other cash management services and (ii) Indebtedness in respect of netting services, overdraft protection, credit card programs (to the extent such obligations are not due and owing past the due date specified in any statements with respect thereto), automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts in the ordinary course of business;

(k) [reserved];

(l) Indebtedness incurred by any Credit Party owing to any landlord of any restaurant owned or operated by such Credit Party in an aggregate principal amount not to exceed $1,000,000 at any time in connection with any liquor license held by such landlord; and

(m) Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section 8.1 in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

Section 8.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of any Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(a) Liens in favor of the Collateral Agent for the benefit of the holders of the Obligations granted pursuant to any Credit Document;

(b) Liens for Taxes not yet due or for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c) (i) contractual or statutory Liens of landlords, to the extent relating to the property and assets relating to any lease agreements with such landlord (so long as the rent payable under any such lease agreement is not more than 30 days past due, unless being contested in good faith and for which reserves have been established in accordance with GAAP), (ii) contractual Liens of suppliers (including sellers of goods) or service providers to the extent limited to property or assets relating to such contract, (iii) contractual or statutory Liens of governmental or other customers to the extent limited to the property or assets relating to such contract, (iv) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statue, and (v) statutory Liens of banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, in each case, incurred or granted in the ordinary course of business;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries, including, without limitation, all encumbrances shown on any policy of title insurance in favor of the Collateral Agent with respect to any Real Estate Asset;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j) Liens existing as of the Tenth Amendment Effective Date and described in Schedule 8.2;

(k) Liens securing purchase money Indebtedness and Capital Leases to the extent permitted pursuant to Section 8.1(d); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or the assets subject to such Capital Lease, respectively;

(l) Liens in favor of the Issuing Bank or the Swingline Lender on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(m) Liens consisting of judgment or judicial attachment liens relating to judgments which do not constitute an Event of Default hereunder;

(n) licenses (including licenses of Intellectual Property), sublicenses, leases or subleases granted to third parties in the ordinary course of business;

(o) Liens in favor of collecting banks under Section 4-210 of the UCC;

(p) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(r) any Lien existing on any property or asset acquired pursuant to a Permitted Acquisition or existing on any property or assets of any Person that becomes a Credit Party pursuant to a Permitted Acquisition after the date hereof prior to the time such Person becomes a Credit Party, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition, (ii) such Lien does not apply to any other property or assets of any Credit Party, and (iii) such Lien secures only those obligations which it secures on the date of such Permitted Acquisition and extensions, renewals and replacements thereof permitted by Section 8.1 so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced;

(s) Liens of a third-party insurance company arising in the ordinary course of business on premium cash held in trust for the benefit of such third-party insurance company;

(t) Liens with respect to earnest money deposits made in connection with any Permitted Acquisition or securing Indebtedness permitted by Section 8.1(h), in an aggregate amount not to exceed $500,000 at any time outstanding;

(u) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted pursuant to Section 8.1(g);

(v) Liens on (i) cash deposits maintained for regulatory capital requirement or held on behalf of clients in the ordinary course of business and (ii) receivables required to be directed for subsequent payment to clients in the ordinary course of business;

(w) Liens on liquor licenses in connection with Indebtedness permitted pursuant to Section 8.1(l); and

(x) Liens not otherwise permitted hereunder securing Indebtedness or other obligations not in excess of $2,000,000 in the aggregate at any one time outstanding.

Section 8.3 No Further Negative Pledges. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any material Contractual Obligation (other than this Agreement and the other Credit Documents) that limits the ability of any Credit Party or any such Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 8.3 shall not prohibit (i) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.1(d), solely to the extent any such negative pledge relates to the property financed by or subject to Permitted Liens securing such Indebtedness, (ii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iii) customary restrictions and conditions contained in any agreement relating to the disposition of any property or assets permitted under Section 8.10 pending the consummation of such disposition, and (iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business.

Section 8.4 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary of Parent may make Restricted Payments to any Credit Party;

(b) [reserved];

(c) any Credit Party may pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment);

(d) Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(e) [reserved];

(f) any Credit Party may declare and make Restricted Payments the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of Parent from directors, officers, employees or members of management consultants or independent contractors (or their estate, family trust, family members, spouse, civil partner and/or former spouse or civil partner) of Parent not to exceed (i) $3,000,000 in the aggregate in any Fiscal Year and (ii) $6,000,000 in the aggregate for the period from and after the Tenth Amendment Effective Date through the Maturity Date;

(g) [reserved]; and

(h) commencing with the Fiscal Year ending December 31, 2018, the Credit Parties may make Restricted Payments in the form of dividends, share repurchases and other distributions not otherwise permitted by this Section 8.4 if at the time such Restricted Payment is made and after giving effect to any such Restricted Payment on a Pro Forma Basis, the Consolidated Senior Lease-Adjusted Leverage Ratio is less than 5.50 to 1.00; provided that, that in each case, at the time of the making of any such Restricted Payment pursuant to this clause (h) and immediately after giving effect thereto (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) the Credit Parties are in compliance on a Pro Forma Basis with the financial covenant set forth in Section 8.8(b); provided further that in no event shall any Restricted Payment be made pursuant to this clause (h) in respect of any Equity Interest originally issued to Cardboard Box.

Notwithstanding anything to the contrary contained herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so from and after the Ninth Amendment Effective Date other than those described in clauses (a), (c) and (d) of this Section; provided that such prohibition shall expire on the Compliance Date.

Section 8.5 Burdensome Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Borrower or other Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Borrower or any other Credit Party, (iii) make loans or advances to any Borrower or any other Credit Party, (iv) sell, lease or transfer any of its property to any Borrower or any other Credit Party, (v) pledge its property pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Borrower or a Credit Party pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Credit Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(d); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.10 pending the consummation of such sale, (5) Contractual Obligations that are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (6) Contractual Obligations that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Borrower or any Credit Party, or (7) Contractual Obligations that exist under or by reason of any Contractual Obligation of a Person acquired by a Borrower or any Credit Party in a Permitted Acquisition which was in existence at the time of such Permitted Acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such Permitted Acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, as acquired.

Section 8.6 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

(a) Investments in cash and Cash Equivalents and deposit accounts or securities accounts in connection therewith;

(b) (i) equity Investments owned as of the Tenth Amendment Effective Date in any Subsidiary; (ii) any Investment in any Credit Party (other than Parent); (iii) Investments by any Credit Parties in Subsidiaries which are not Credit Parties (provided that the aggregate amount of all such Investments under this clause (iii) does not exceed $250,000 at any time outstanding); and (iv) Investments by Subsidiaries which are not Credit Parties in other Subsidiaries which are not Credit Parties;

(c) intercompany loans to the extent permitted under Section 8.1(b);

(d) Investments existing on the Tenth Amendment Effective Date and described on Schedule 8.6;

(e) Investments constituting Swap Agreements permitted by Section 8.1(e);

(f) Permitted Acquisitions;

(g) guarantees by any Credit Party of leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(h) loans or advances to officers, directors, employees, consultants and independent contractors of any Credit Party for travel, entertainment, relocation and analogous ordinary business purposes in an amount not to exceed $375,000 in any Fiscal Year;

(i) to the extent constituting Investments, transactions expressly permitted (other than by reference to Section 8.6) under Sections 8.1, 8.2, 8.4, and 8.10;

(j) promissory notes and other noncash consideration received in connection with Asset Sales permitted under Section 8.10(c);

(k) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with Persons other than the Credit Parties in the ordinary course of business;

(n) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(o) Investments of a Person that is acquired and becomes a Credit Party or of a Person merged or amalgamated or consolidated into any Credit Party, in each case after the Closing Date and in accordance with this Agreement, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(p) Investments constituting accounts receivable, trade debt and deposits for the purchase of goods, in each case made in the ordinary course of business; and

(q) other Investments not otherwise permitted pursuant to this Section 8.6 in an aggregate principal amount not to exceed $500,000 at any time outstanding.

Section 8.7 Use of Proceeds. No Credit Party shall use the proceeds of any Credit Extension of the Loans except pursuant to Section 7.8.

Section 8.8 Financial Covenants. The Credit Parties shall not:

(a) Consolidated Senior Lease-Adjusted Leverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2022, permit the Consolidated Senior Lease-Adjusted Leverage Ratio as of the end of each Fiscal Quarter of Parent to be greater than the correlative amount set forth in the table below:

Each Fiscal Quarter ending closest to the calendar quarters ending	Maximum Consolidated Senior Lease-Adjusted Leverage Ratio
March 31, 2022	6.50 to 1.00
June 30, 2022	6.25 to 1.00
September 30, 2022	6.00 to 1.00
December 31, 2022	5.75 to 1.00
March 31, 2023	5.50 to 1.00
June 30, 2023	5.25 to 1.00
September 30, 2023 and thereafter	5.00 to 1.00

(b) Consolidated Fixed Charge Coverage Ratio. Beginning with the Fiscal Quarter ending closest to the calendar quarter ending March 31, 2022, permit the Consolidated Fixed Charge Coverage Ratio as of the end of each Fiscal Quarter of Parent to be less than 1.30 to 1.00.

(c) Minimum Liquidity. Permit Liquidity (on a bank balance basis and available for withdrawal as of the close of such Business Day) as of the close of business on the last Business Day of each month occurring after the Tenth Amendment Effective Date to be less than $12,500,000.

Section 8.9 [Reserved.]

Section 8.10 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any Acquisition or transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or make any Asset Sale, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory and materials and the acquisition of equipment and capital expenditures in the ordinary course of business, subject to Section 8.9) the business, property or fixed assets of, or Equity Interests or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Parent may be merged with or into any Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Subsidiary; provided that, in the case of such a merger, (i) if PTI is party to the merger, then PTI shall be the continuing or surviving Person, and (iii) if any Guarantor is a party to such merger (other than with PTI), then a Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary of Parent (other than PTI) that owns one or more restaurants may be liquidated, wound up or dissolved upon any Asset Sale consisting of the sale of all such restaurants owned by such Subsidiary; provided that (i) such Asset Sale is permitted pursuant to the terms of this Agreement and (ii) after giving effect to such Asset Sale, such Subsidiary has no assets other than de minimis assets; and any Subsidiary of Parent (other than PTI) that at one time owned, but as of the Tenth Amendment Effective Date either no longer owns any restaurant or only owns restaurants that are permanently closed, and otherwise has no assets other than de minimis assets, may be liquidated, wound up or dissolved (and any such liquidation, winding up or dissolution occurring prior to the Tenth Amendment Effective Date shall be deemed to have been permitted for all purposes of the Credit Documents);

(c) Asset Sales, (i) the proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, do not exceed $2,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the applicable Credit Party (or similar governing body)), and (2) no less than seventy-five percent (75%) of such proceeds shall be paid in cash;

(d) the Credit Parties may sell or discount without recourse accounts receivable rising in the ordinary course of business in connection with the compromise or collection thereof consistent with past practices;

(e) Restricted Payments made in accordance with Section 8.4; and

(f) Investments made in accordance with Section 8.6.

Section 8.11 Transactions with Affiliates and Insiders. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any officer, director or Affiliate Parent or any of its Subsidiaries on terms that are less favorable to Parent or such Subsidiary, as the case may be, than those that might be obtained in a comparable arm’s length transaction at the time from a Person who is not an officer, director or Parent or any of its Subsidiaries; provided, the foregoing restriction shall not apply to (a) any transaction between or among the Credit Parties, (b) Investment made in accordance with Section 8.6(b), (c) normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business, (d) Restricted Payments made in accordance with Section 8.4, (e) the Original ACFP Acquisition or the ACFP Acquisition, (f) employment, indemnification and severance arrangements between the Credit Parties and their respective officers, directors, managers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business and payments pursuant thereto, (g) reasonable and customary payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers or consultants of the Credit Parties and employment agreement, stock option plans and other similar arrangements with such employees, officers, directors, manager or consultants, (h) leases and Intellectual Property licenses entered into in the ordinary course of business, and (i) the Delayed Draw Term Loan.

Section 8.12 [Reserved.]

Section 8.13 Conduct of Business. No Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party or such Subsidiary on the Tenth Amendment Effective Date and businesses that are substantially similar, related or incidental thereto.

Section 8.14 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from on or about December 31; provided that Parent shall be permitted to change the date of its Fiscal Year-end without consent of the Administrative Agent or the Lenders so long as (i) Parent promptly provides written notice of any such changes to the Fiscal Year-end dates to the Administrative Agent and (ii) each Fiscal Year-end date is no more than six (6) days prior to or following December 31.

Section 8.15 Amendments to Organizational Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) amend or permit any amendments to its Organizational Documents if such amendment could reasonably be expected to be materially adverse to the Lenders or any Agent or (b) amend, modify or change the Equity Interests of Parent constituting Series A Convertible Preferred Stock issued to Cardboard Box in connection with the ACFP Acquisition in a manner adverse to the Lenders or any Agent.

Section 8.16 Management Fees. No Credit Party shall, nor shall it permit any of its Subsidiaries to, pay any management, consulting or similar fees or other payments to any Credit Party or any Affiliate thereof or any officer, director or employee of any Credit Party or any Affiliate thereof.

Section 9 EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS.

Section 9.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by any Credit Party to pay (i) the principal of any Loan when due, whether at stated maturity, by acceleration or otherwise; (ii) within one (1) Business Day of when due any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) within three (3) Business Days of when due any interest on any Loan or any fee or any other amount due hereunder; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $1,500,000 or more, in each case beyond the grace or cure period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other term of (1) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 7.1, Section 7.2, Section 7.5, Section 7.6, Section 7.7, Section 7.8, Section 7.9, Section 7.10, Section 7.11, Section 7.13, or Section 8; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by any Borrower of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any of its Subsidiaries under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or (iii) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or (iv) there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any of its Subsidiaries for all or a substantial part of its property; or (v) a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of its Subsidiaries; provided that, notwithstanding the foregoing, the events set forth in this clause (f) with respect to any Credit Party or any of its Subsidiaries (in each case, other than a Borrower, Hot Air, BurgerFi International, LLC, BF Restaurant Management, LLC, BurgerFi IP, LLC, ACFP Management or Anthony’s Pizza Holding Company, LLC) shall not constitute an Event of Default unless any of the events described in clauses (i) through (v) above occur with respect to such Credit Parties and/or Subsidiaries owning and operating more than two restaurants in the aggregate over the term of this Agreement; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or other Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party or any of its Subsidiaries or any committee thereof shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(f); provided that, notwithstanding the foregoing, the events set forth in this clause (g) with respect to any Credit Party or any of its Subsidiaries (in each case, other than a Borrower, Hot Air, BurgerFi International, LLC, BF Restaurant Management, LLC, BurgerFi IP, LLC, ACFP Management or Anthony’s Pizza Holding Company, LLC) shall not constitute an Event of Default unless any of the events described in clauses (i) or (ii) above occur with respect such Credit Parties and/or Subsidiaries owning and operating more than two restaurants in the aggregate over the term of this Agreement; or

(h) Judgments and Attachments. (i) Any one or more money judgments, writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of $1,500,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or (ii) any non-monetary judgment or order shall be rendered against any Credit Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of such Credit Party or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Pension Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in liability of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term hereof and which is not paid by the applicable due date; or

(k) Change of Control. A Change of Control shall occur; or

(l) Invalidity of Credit Documents and Other Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than contingent and indemnified obligations not then due and owing) in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents (other than as expressly permitted thereunder) with the priority required by the relevant Collateral Document, or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party.

Section 9.2 Remedies. (1) Upon the occurrence of any Event of Default described in Section 9.1(f) or Section 9.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrowers by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and (D) the Administrative Agent shall direct the Borrowers to pay (and the Borrowers hereby agree upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(f) and Section 9.1(g) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for any Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the Outstanding Amount of the Letter of Credit Obligations at such time. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 11.4.

Section 9.3 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.2 and Section 3.3) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders including without limitation all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans (other than the Delayed Draw Term Loan) and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Agreement between any Credit Party or any of its Subsidiaries and any Qualifying Swap Bank, to the extent such Swap Agreement is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party or any of its Subsidiaries and any Qualifying Treasury Management Bank, and (d) the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Delayed Draw Term Loan, ratably among such parties in proportion to the respective amounts described in this clause Fifth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent and indemnified obligations not then due and owing), to the Borrowers or as otherwise required by Applicable Laws.

Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Swap Obligations and Secured Treasury Management Obligations shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualifying Swap Bank or Qualifying Treasury Management Bank, as the case may be. Each Qualifying Swap Bank or Qualifying Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 10 for itself and its Affiliates as if a “Lender” party hereto.

Section 10 AGENCY

Section 10.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Credit Party nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary of any Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by a Borrower, a Lender or the Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers and its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person servicing as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law by notice in writing to the Borrowers and such Person remove such Person as the Administrative Agent and, with the consent of the Borrowers so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Book Managers or Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.10 and Section 11.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.2).

Section 10.10 Collateral Matters.

(a) The Lenders (including the Issuing Bank and the Swingline Lender) irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held under any Credit Document securing the Obligations (x) upon termination of the commitments under this Agreement and payment in full of all Obligations (other than contingent and indemnified obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents or consented to in accordance with the terms of this Agreement, or (z) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held under any Credit Document securing the Obligations to the holder of any Lien on such property that is permitted by Section 8.2(k); and

(iii) to release any Guarantor from its obligations under this Agreement and the other Credit Documents if such Person ceases to be a Guarantor as a result of a transaction permitted under the Credit Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, each of the Credit Parties, the Administrative Agent, the Collateral Agent and each holder of the Obligations hereby agree that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the holders of the Obligations in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Collateral Agent (at the direction of the Required Lenders), as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d) No Secured Swap Agreement or Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Swap Bank or any Qualifying Treasury Management Bank, respectively that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Borrower or any other Credit Party under the Credit Documents except as expressly provided herein or in the other Credit Documents. By accepting the benefits of the Collateral, each such Qualifying Swap Bank and Qualifying Treasury Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d). Furthermore, it is understood and agreed that the Qualifying Swap Bank and Qualifying Treasury Management Banks, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Credit Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Credit Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein.

Section 10.11 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or the Issuing Bank (the “Recipient Party”), whether or not in respect of an Obligation due and owing by a Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such

Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Recipient Party promptly upon determining that any payment made to such Recipient Party comprised, in whole or in part, a Rescindable Amount.

Section 11 MISCELLANEOUS

Section 11.1 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Administrative Agent, any Borrower or any other Credit Party, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:

(ii) if to any Lender, the Issuing Bank or Swingline Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and the Borrowers that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, with respect to clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any other Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 11.2 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of a single counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable out-of-pocket fees, charges and disbursements of a single counsel for the Administrative Agent, the Lenders and the Issuing Bank, taken as a whole, and one counsel in each relevant local jurisdiction and one counsel in each relevant specialty area to the extent deemed reasonably necessary by the Administrative Agent and, in the event of an actual or perceived conflict of interest among the Administrative Agent, the Lenders and the Issuing Bank, additional counsel to the affected parties) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one main firm of counsel for all such Indemnitees, taken as a whole, one local counsel for all such Indemnitees, taken as a whole, in each relevant jurisdiction, on specialty counsel in each relevant specialty are to all such Indemnities, taken as a whole, and, in the event of an actual or perceived conflict of interest among Indemnitees, additional counsel to the affected Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Credit Party) other than such Indemnitee or its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any other Credit Party, or any Environmental Liability related in any way to any Credit Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any of their Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if any Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a material breach of this Agreement by such Indemnitees as determined by a court of competent jurisdiction by final and nonappealable judgment. This Section 11.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the Credit Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).

(f) Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, Collateral Agent, the Issuing Bank, the Swingline Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 11.3 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each of the Lenders and the Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.4 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Section 11.4(b) and Section 11.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided that (i) the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments, Loans and/or Letter of Credit Obligations of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow any Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than (i) a Defaulting Lender except as provided in clause (a)(iii) above and as set forth at the end of this clause (b) and (ii) a Delayed Draw Term Loan Lender except as provided in clause (e) below) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the Maturity Date;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 9.3, as applicable;

(iii) extend the stated expiration date of any Letter of Credit, beyond the Maturity Date;

(iv) reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 11.4(b) or Section 11.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations hereunder, in each case, except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by any Borrower of any of its rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Borrower or any other Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans with the consent of the Swingline Lender;

(iii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of the Issuing Bank; or

(iv) amend, modify, terminate or waive any provision of this Section 11 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e) Voting Rights of Delayed Draw Term Loan Lenders. Notwithstanding anything to the contrary contained herein, without the written consent of each Delayed Draw Term Loan Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) Amend, modify, terminate or waive the definition of “Consolidated Excess Cash Flow”, “Delayed Draw Term Loan”, “Delayed Draw Term Loan Commitment”, “Delayed Draw Term Loan Lender”, “Delayed Draw Term Loan Note” or “Delayed Draw Term Loan Commitment Percentage”;

(ii) amend, modify, terminate or waive any provision of Section 2.1(d), Section 2.6(d), Section 2.11(c)(iv), Section 2.12(b)(iii), Section 2.12(b)(iv), Section 9.3 or this Section 11.4(e); or

(iii) solely to the extent that the proposed amendment, modification, termination or consent is of the type set forth in Section 11.4(b), if such proposed amendment, modification, termination or consent would result in the Delayed Draw Term Loans being subject to adversely disproportionate treatment in comparison to the other Obligations, taken as a whole.

Section 11.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither a Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and Obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least to the amounts specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Obligations in respect thereof outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations on a non-pro rata basis as between its Revolving Commitments and/or Revolving Loans, on the one hand, and any Term Loan Commitment and/or Term Loan, on the other the hand.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) the Compliance Date has not occurred, (y) an Event of Default shall have occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) Revolving Credit Commitments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment Certain Persons. No such assignment shall be made to (A) any Borrower or any Affiliate or Subsidiary of any Borrower or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); provided that the Delayed Draw Term Loan may be assigned to any Borrower’s Affiliates that are not Credit Parties.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Each Borrower will execute and deliver on request, at its own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of each Borrower, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and

Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or any Borrower or any Affiliate or Subsidiary of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.2(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b) or (c) of Section 11.4 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.3(subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 3.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any Notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.7 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.2, Section 3.3, Section 11.2, Section 11.3, and Section 11.10 and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 10.3 and Section 11.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 11.8 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Swap Agreements or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.9 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.10 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.9(d), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.13 Applicable Laws.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrowers and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 11.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and Commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower or its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein, (h) with the consent of any Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders acknowledges that (i) the Information may include material non-public information concerning any Borrower or any Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

Section 11.16 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.17 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.18 No Advisory of Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Administrative Agent, on the other hand, (ii) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their Affiliates or any other Person and (ii) the Administrative Agent does not have any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and the Administrative Agent does not have any obligation to disclose any of such interests to any Credit Party or its Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19 Electronic Execution of Assignments and Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.20 USA PATRIOT Act. Each Lender subject to the Patriot Act hereby notifies each of the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender to identify each of the Credit Parties in accordance with the Patriot Act. Each Borrower shall, reasonably promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

Section 11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.22 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document, or any documents related hereto or thereto).

Section 11.23 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Covered Entity” means any of (i) a “covered entity” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)); (ii) a “covered bank” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b)); or (iii) a “covered FSI” (as such term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” means as defined in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” means a “qualified financial contract” (as defined in, and interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D)).

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